Exhibit 99.1

InterXion Holding N.V.

Consolidated Financial Statements

For the year ended December 31, 2019

interxion™
A DIGITAL REALTY COMPANY

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Independent Auditor’s Report

The Board of Directors

InterXion Holding N.V. as succeeded by InterXion II B.V.:

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of InterXion Holding N.V., as succeeded by InterXion II B.V., and its subsidiaries (the ‘Company’), which comprise the consolidated statements of financial position as of December 31, 2019, 2018 and 2017, and the related consolidated income statements and consolidated statements of comprehensive income, changes in shareholders’ equity, and cash flows for each of the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of InterXion Holding N.V., as succeeded by InterXion II B.V., and its subsidiaries as of December 31, 2019, 2018 and 2017, and their consolidated financial performance and their consolidated cash flows for each of the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

As discussed in Note 3 to the consolidated financial statements, in 2019, the Company adopted new accounting guidance from IFRS 16 Leases. Our opinion is not modified with respect to this matter.

/s/ KPMG Accountants N.V.

Amstelveen, the Netherlands
May 22, 2020

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Consolidated financial statements

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Consolidated financial statements

Consolidated income statements

For the years ended December 31,
	Note	2019	2018	2017
			(€’000)
Revenues	5,6	632,925	561,752	489,302
Cost of sales	5,8	(214,947)	(219,462)	(190,471)
Gross profit		417,978	342,290	298,831
Other income	5	—	86	97
Sales and marketing costs	5,8	(37,104)	(36,494)	(33,465)
General and administrative costs	5,7,8	(276,004)	(194,646)	(167,190)
Operating income	5	104,870	111,236	98,273
Finance income	9	15,269	4,094	1,411
Finance expense	9	(64,369)	(65,878)	(45,778)
Share of result of equity-accounted investees, net of tax	14	(641)
Profit before taxation		55,129	49,452	53,906
Income tax expense	10	(17,229)	(18,334)	(14,839)
Net income		37,900	31,118	39,067
Earnings per share attributable to shareholders:
Basic earnings per share: (€)	18	0.51	0.43	0.55
Diluted earnings per share: (€)	18	0.51	0.43	0.55

Note: The accompanying notes form an integral part of these consolidated financial statements.

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Consolidated statements of comprehensive income

	For the years ended December 31,
	2019	2018	2017
		(€’000)
Net income	37,900	31,118	39,067
Other comprehensive income
Items that are, or may be, reclassified subsequently to profit or loss
Foreign currency translation differences	6,663	(1,067)	(7,029)
Movements in pension provision[1]	(887)	(909)	—
Effective portion of changes in fair value of cash flow hedge	(157)	7	110
Tax on items that are, or may be, reclassified subsequently to profit or loss
Foreign currency translation differences	(169)	428	205
Movements in pension provision[1]	198	179	—
Effective portion of changes in fair value of cash flow hedge	29	(3)	(36)
Other comprehensive income/(loss), net of tax	5,677	(1,365)	(6,750)
Total comprehensive income attributable to shareholders	43,577	29,753	32,317

(1): The “Movements in pension provision” relates to a pension plan that qualifies as a defined benefit plan in accordance with IAS 19 – Employee Benefits, but was previously accounted for as a defined contribution plan for which the impact to the (interim) financial statements of previous up and prior to 2018 periods and the current period it was immaterial. As from 2018, management elected to change this by recognizing a corresponding entry in “Other comprehensive income” with subsequent revaluation in 2019.

Note: The accompanying notes form an integral part of these consolidated financial statements.

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Consolidated statements of financial position

As at December 31,
	Note	2019	2018	2017
			(€’000)
Non-current assets
Property, plant and equipment	11	2,102,022	1,721,064	1,342,471
Right-of-use assets	12	449,421	—	—
Intangible assets	13	73,895	64,331	60,593
Goodwill	13	38,900	38,900	38,900
Deferred tax assets	10	31,785	21,807	24,470
Investment in associate	14	3,050	—	—
Other investments	14	22,467	7,906	3,693
Other non-current assets	15	19,523	16,843	13,674
		2,741,063	1,870,851	1,483,801
Current assets
Trade and other current assets	15	227,866	205,613	179,786
Cash and cash equivalents	16	47,895	186,090	38,484
		275,761	391,703	218,270
Total assets		3,016,824	2,262,554	1,702,071
Shareholders’ equity
Share capital	17	7,665	7,170	7,141
Share premium	17	862,824	553,425	539,448
Foreign currency translation reserve	17	10,035	3,541	4,180
Hedging reserve, net of tax	17	(293)	(165)	(169)
Accumulated profit	17	106,660	69,449	39,061
		986,891	633,420	589,661
Non-current liabilities
Borrowings	20	1,248,897	1,266,813	724,052
Lease liabilities	12	438,910	—	—
Deferred tax liability	10	22,070	16,875	19,778
Other non-current liabilities	19	18,304	34,054	23,671
		1,728,181	1,317,742	767,501
Current liabilities
Trade payables and other liabilities	19	260,743	280,877	229,912
Lease liabilities	12	30,158	—	—
Income tax liabilities		5,843	7,185	6,237
Borrowings	20	5,008	23,330	108,760
		301,752	311,392	344,909
Total liabilities		2,029,933	1,629,134	1,112,410
Total liabilities and shareholders’ equity		3,016,824	2,262,554	1,702,071

Note: The accompanying notes form an integral part of these consolidated financial statements.

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Consolidated statements of changes in shareholders’ equity

	Note	Share capital	Share premium	Foreign currency translation reserve	Hedging Reserve	Accumulated profit	Total equity
				(€’000)
Balance at January 1, 2019		7,170	553,425	3,541	(165)	69,449	633,420
Net income		—	—	—	—	37,900	37,900
Hedging result, net of tax		—	—	—	(128)	—	(128)
Other comprehensive income/(loss), net of tax		—	—	6,494	—	(689)	5,805
Total comprehensive income/(loss), net of tax		—	—	6,494	(128)	37,211	43,577
Issuance of new shares		460	284,525	—	—	—	284,985
Exercise of options		8	1,836	—	—	—	1,844
Issuance of performance shares and restricted shares		27	(27)	—	—	—	—
Share-based payments	22	—	23,065	—	—	—	23,065
Total contribution by, and distributions to, owners of the Company		495	309,399	—	—	—	309,894
Balance at December 31, 2019		7,665	862,824	10,035	(293)	106,660	986,891

Balance at January 1, 2018		7,141	539,448	4,180	(169)	39,061	589,661
Net income		—	—	—	—	31,118	31,118
Hedging result, net of tax		—	—	—	4	—	4
Other comprehensive income/(loss), net of tax		—	—	(639)	—	(730)	(1,369)
Total comprehensive income/(loss), net of tax		—	—	(639)	4	30,388	29,753
Exercise of options		10	1,726	—	—	—	1,736
Issuance of performance shares and restricted shares		19	(19)	—	—	—	—
Share-based payments	22	—	12,270	—	—	—	12,270
Total contribution by, and distributions to, owners of the Company		29	13,977	—	—	—	14,006
Balance at December 31, 2018		7,170	553,425	3,541	(165)	69,449	633,420

Balance at January 1, 2017		7,060	523,671	11,004	(243)	(6)	541,486
Net income		—	—	—	—	39,067	39,067
Hedging result, net of tax		—	—	—	74	—	74
Other comprehensive income/(loss), net of tax		—	—	(6,824)	—	—	(7,040)
Total comprehensive income/(loss), net of tax		—	—	(6,824)	74	39,067	32,317
Exercise of options		55	6,914	—	—	—	6,969
Issuance of performance shares and restricted shares		26	(26)	—	—	—	—
Share-based payments	22	—	8,889	—	—	—	8,889
Total contribution by, and distributions to, owners of the Company		81	15,777	—	—	—	15,858
Balance at December 31, 2017(i)		7,141	539,448	4,180	(169)	39,061	589,661

Since no minority shareholders in Group equity exist, the Group equity is entirely attributable to it’s shareholders.

Note: The accompanying notes form an integral part of these consolidated financial statements.

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Consolidated statements of cash flows

For the years ended December 31,
	Note	2019	2018	2017
			(€’000)
Net income		37,900	31,118	39,067
Depreciation and amortization	11-13	177,794	128,954	108,252
Share-based payments	22	23,108	12,270	8,889
Net finance expense	9	49,100	61,784	44,367
Income tax expense	10	17,229	18,334	14,839
Share of result of equity-accounted investees, net of tax	14	641	—	—
		305,772	252,460	215,414
Movements in trade receivables and other assets		(50,882)	(13,647)	(30,667)
Movements in trade payables and other liabilities		32,610	12,187	24,266
Cash generated from operations		287,500	250,984	209,013
Interest and fees paid		(61,257)	(69,005)	(41,925)
Interest received		(1)	1	143
Income tax paid		(22,631)	(17,126)	(11,985)
Net cash flow from operating activities		203,611	164,854	155,246
Cash flows from investing activities
Purchase of property, plant and equipment		(576,685)	(439,733)	(247,228)
Financial investments - deposits		11,815	(12,366)	(324)
Acquisition of associate		(3,745)	—	(77,517)
Purchase of intangible assets		(17,575)	(11,446)	(8,787)
Loans provided to related parties		(6,214)	(2,988)	(1,764)
Net cash flow used in investing activities		(592,404)	(466,503)	(335,620)
Cash flows from financing activities
Proceeds from issue of share capital		282,867	—	—
Transaction costs from issue of share capital		(855)	—	—
Proceeds from exercised options		1,844	1,736	6,969
Proceeds from mortgages		15,860	5,969	9,950
Repayment of mortgages		(3,259)	(8,335)	(10,848)
Proceeds from revolving credit facilities		40,000	148,814	129,521
Repayment of revolving credit facilities		(40,000)	(250,724)	(30,000)
Proceeds 4.75% Senior Notes		—	1,194,800	—
Principal elements of lease payments (2018: Finance lease obligation)		(48,540)	(1,170)	(995)
Repayment 6.00% Senior Secured Notes		—	(634,375)	—
Interest received at issuance of Additional Notes		—	2,428	—
Transaction costs 4.75% Senior Notes		(200)	(7,122)	—
Transaction costs revolving credit facility		(789)	(2,542)	—
Net cash flow from financing activities		246,928	449,479	104,597
Effect of exchange rate changes on cash		3,670	(224)	(1,632)
Net movement in cash and cash equivalents		(138,195)	147,606	(77,409)
Cash and cash equivalents, beginning of period		186,090	38,484	115,893
Cash and cash equivalents, end of period	16	47,895	186,090	38,484

Note: The accompanying notes form an integral part of these consolidated financial statements.

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Notes to the 2019 Consolidated financial statements

1.       The Company

The financial statements of InterXion Holding N.V. (the “Company” or the “Group”) have been prepared under the responsibility of the Board of Directors of InterXion II B.V., an affiliate of Digital Realty Trust, Inc. (“Digital Realty”). As part of the business combination with Digital Realty which was effective as from March 13, 2020, all assets, liabilities, rights and obligations of the Company transferred to InterXion II B.V. by operation of law. InterXion II B.V. is domiciled in The Netherlands. Its registered office is at H.J.E. Wenckebachweg 127, 1096 AM Amsterdam, The Netherlands.

The consolidated financial statements of the Company for the year ended December 31, 2019 comprise the Company and its subsidiaries. The Group is a leading pan-European operator of carrier-neutral Internet data centers.

The financial statements were approved and authorized for issue by the Board of Directors on May 22, 2020.

2.       Basis of preparation

Statement of compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), effective as of December 31, 2019, as issued by the International Accounting Standards Board (“IASB”), and IFRS as endorsed by the European Union (“EU”), and also comply with the financial reporting requirements included in Part 9 of Book 2 of The Netherlands Civil Code.

Basis of measurement

As of March 13, 2020, as part of the business combination with Digital Realty, the Company ceased to exist as a legal entity. All its assets, liabilities, rights and obligations have been transferred to Interxion II B.V. by operation of law, which is an affiliate of Digital Realty. The business activities of the Group have not been impacted by this business combination.

The Group prepared its consolidated financial statements on a going-concern basis and under the historical cost convention except for certain financial instruments that have been measured at fair value.

IFRS basis of presentation

The audited consolidated financial statements as of December 31, 2019, 2018 and 2017 have been prepared in accordance with IFRS as endorsed by the EU. All standards and interpretations issued by the IASB and the IFRS Interpretations Committee effective for the year ended 2019 have been endorsed by the EU, except that the EU historically did not adopt certain paragraphs of IAS 39 applicable to hedge transactions. The Group has historically not entered into hedge transactions to which these paragraphs have been applicable. Under IFRS 9, this disparity is no longer in place. Consequently, the accounting policies applied by the Group also comply with IFRS as issued by the IASB. The changes in accounting policies that became effective as from January 1, 2019 (IFRS 16) are discussed in Note 3.

Use of estimates and judgements

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates, which together with underlying assumptions, are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Judgments, estimates and assumptions applied by management in preparing these financial statements are based on circumstances as of December 31, 2019, and the Group operating as a stand-alone company.

In particular, information about significant areas of estimation uncertainty and critical judgments in applying accounting policies that have the most significant effect on amounts recognized in the financial statements are discussed below:

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Property, plant and equipment depreciation (see also Note 11) - Estimated remaining useful lives and residual values of property plant and equipment, including assets recognized upon a business combination, are reviewed annually. The carrying values of property, plant and equipment are also reviewed for impairment, where there has been a triggering event, by assessing the fair value less costs to sell or the value in use, compared with net book value. The calculation of estimated future cash flows and residual values is based on the Group’s best estimates of future prices, output and costs and is, therefore, subjective. In addition, the valuation of some of the assets under construction requires judgments that are related to the probability of signing lease contracts and obtaining planning permits. Regarding the properties acquired as part of the acquisition of InterXion Science Park B.V. in 2017, we recognized fair value at acquisition date, based on the highest and best use.

Leases (see also Note 12) — In determining the lease term, management considers all facts and circumstances that create an economic incentive to exercise an extension option, or not exercise a termination option. Extension options (or periods after termination options) are only included in the lease term if the lease is reasonably certain to be extended (or not terminated).

For leases of land and data center buildings, in addition to factors as historical business practice, termination penalties and the anticipated value of leasehold improvements, other factors taken into consideration are the business plan cycle and the longest running customer contract. Most extension options in offices and vehicles leases have not been included in the lease liability, because the group could replace the assets without significant cost or business disruption.

Intangible assets amortization (see also Note 13)  -  Estimated remaining useful lives of intangible assets, including those recognized upon a business combination, are reviewed annually. The carrying values of intangible assets are also reviewed for impairment where there has been a triggering event by assessing the fair value less costs to sell or the value in use, compared with net book value. The calculation of estimated future cash flows is based on the Group’s best estimates of future prices, output and costs and is, therefore, subjective. The customer portfolio acquired as part of the acquisition of InterXion Science Park B.V. was valued based on the multi-period excess earnings method, which considers the present value of net cash flows expected to be generated by the customer portfolio, excluding any cash flows related to contributory assets.

Goodwill (see also Note 13) - Goodwill is recognized as the amount by which the purchase price of an acquisition exceeds the fair values of the assets and liabilities identified as part of the purchase price allocation. Goodwill is not being amortized, but subject to an annual impairment test.

Costs of site restoration (see also Note 25) - Liabilities in respect of obligations to restore premises to their original condition are estimated at the commencement of the lease and reviewed annually, based on the rent period, contracted extension possibilities, the probability of lease terminations and the probability of incurrence of costs for restoring leasehold premises to their original condition at the end of the lease.

Deferred tax (see also Note 10) - Provision is made for deferred tax at the rates of tax prevailing at the period-end dates unless future rates have been substantively enacted. Deferred tax assets are recognized where it is probable that they will be recovered based on estimates of future taxable profits for each tax jurisdiction. The actual profitability may be different depending on local financial performance in each tax jurisdiction.

Share-based payments (see also Note 22) - The Group issues equity-settled share-based payments to certain employees under the terms of the long-term incentive plans. The charges related to equity-settled share-based payments, options to purchase ordinary shares and restricted and performance shares, are measured at fair value at the grant date. Fair values are being reassessed for market conditions as of each reporting date, until final grant date. The fair value at the grant date of options is determined using the Black Scholes model and is expensed over the vesting period. The fair value at grant date of the performance shares is determined using the Monte Carlo model and is expensed over the vesting period.

The value of the expense is dependent upon certain assumptions including the expected future volatility of the Group’s share price at the grant date and, for the performance shares, the relative performance of the Group’s share price compared with a group of peer companies.

Senior debt (see also Note 20)  -  Senior debt, including in 2019 and 2018 the Senior Notes due 2025 and in 2017 the Senior Secured Notes due 2020, is valued at amortized cost. The indentures under which senior debt was issued, include specific early redemption clauses. As part of the initial measurement of the amortized costs value of senior debt it is assumed that it will be held to maturity. If an early redemption of all or part of the senior debt is expected, the liabilities will be re-measured based on the original effective interest rate. The difference between liabilities, excluding a change in assumed early redemption and liabilities, including a change in assumed early redemption, will be recorded through profit and loss.

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Functional and presentation currency

These consolidated financial statements are presented in euro, the Company’s functional and presentation currency. All information presented in euros has been rounded to the nearest thousand, except when stated otherwise.

3.       Significant accounting policies

Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and all entities that are directly or indirectly controlled by the Company. Subsidiaries are entities that are controlled by the Group. The Group controls an entity when it is exposed to, or has the right to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

The accounting policies set out below have been applied consistently by all subsidiaries.

Loss of control

When the Group loses control over a subsidiary, the Company de-recognizes the assets and liabilities of the subsidiary, any non-controlling interests and the other components of equity related to the subsidiary. Any surplus or deficit arising on the loss of control is recognized in profit or loss.

Transactions eliminated on consolidation

Intercompany balances and transactions, and any unrealized income and expenses arising from intercompany transactions, are eliminated in preparing the consolidated financial statements.

Subsidiaries

With the exception of Stichting Administratiekantoor Management InterXion, all the subsidiary undertakings of the Group, as set out below are wholly owned as of December 31, 2019.  Stichting

Administratiekantoor Management InterXion is part of the consolidation based on the Group’s control over the entity.

•	InterXion HeadQuarters B.V., Amsterdam, The Netherlands;
•	InterXion Nederland B.V., Amsterdam, The Netherlands;
•	InterXion Trademarks B.V., Amsterdam, The Netherlands;
•	InterXion Participation 1 B.V., Amsterdam, The Netherlands;
•	InterXion Österreich GmbH, Vienna, Austria;
•	InterXion Real Estate VII GmbH, Vienna, Austria;
•	InterXion Real Estate XIX GmbH, Vienna, Austria;
•	InterXion Belgium N.V., Brussels, Belgium;
•	InterXion Real Estate IX N.V., Brussels, Belgium;
•	InterXion Denmark ApS, Copenhagen, Denmark;
•	InterXion Real Estate VI ApS, Copenhagen, Denmark;
•	InterXion Real Estate XVII ApS, Copenhagen, Denmark;
•	InterXion Real Estate XXIII ApS, Copenhagen, Denmark;
•	Interxion France SAS, Paris, France;
•	Interxion Real Estate II SARL, Paris, France;
•	Interxion Real Estate III SARL, Paris, France;
•	Interxion Real Estate XI SARL, Paris, France;
•	Interxion Real Estate XX SAS, Paris, France;
•	InterXion Deutschland GmbH, Frankfurt, Germany;
•	InterXion Ireland DAC, Dublin, Ireland;
•	Interxion Telecom SRL, Milan, Italy;

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•	Interxion Real Estate XXIV SRL, Rome, Italy;
•	InterXion España SA, Madrid, Spain;
•	InterXion Real Estate XV SLU, Madrid, Spain;
•	InterXion Sverige AB, Stockholm, Sweden;
•	InterXion (Schweiz) AG, Zurich, Switzerland;
•	InterXion Real Estate VIII AG, Zurich, Switzerland;
•	InterXion Real Estate XXI AG, Zurich, Switzerland;
•	InterXion Carrier Hotel Ltd., London, United Kingdom;
•	InterXion Europe Ltd., London, United Kingdom;
•	InterXion Real Estate Holding B.V., Amsterdam, The Netherlands;
•	InterXion Real Estate I B.V., Amsterdam, The Netherlands;
•	InterXion Real Estate IV B.V., Amsterdam, The Netherlands;
•	InterXion Real Estate V B.V., Amsterdam, The Netherlands;
•	InterXion Real Estate X B.V., Amsterdam, The Netherlands;
•	InterXion Real Estate XII B.V., Amsterdam, The Netherlands;
•	InterXion Real Estate XIII B.V., Amsterdam, The Netherlands;
•	InterXion Real Estate XIV B.V., Amsterdam, The Netherlands;
•	InterXion Real Estate XVI B.V., Amsterdam, The Netherlands;
•	InterXion Real Estate XVIII B.V., Amsterdam, The Netherlands;
•	InterXion Real Estate XXII B.V., Amsterdam, The Netherlands;
•	InterXion Science Park B.V., Amsterdam, The Netherlands;
•	InterXion Operational B.V., Amsterdam, The Netherlands;
•	InterXion Datacenters B.V., The Hague, The Netherlands;
•	InterXion Consultancy Services B.V., Amsterdam, The Netherlands (dormant);
•	Interxion Telecom B.V., Amsterdam, The Netherlands (dormant);
•	Interxion Trading B.V., Amsterdam, The Netherlands (dormant);
•	InterXion B.V., Amsterdam, The Netherlands (dormant);
•	InterXion Telecom Ltd., London, United Kingdom (dormant);
•	Stichting Administratiekantoor Management InterXion, Amsterdam, The Netherlands.

Associates

An associate is an entity in which the Group has significant influence, but no control or joint control over the financial and operational policies. Interests in associates are accounted for using the equity method. They are initially recognized at cost, which includes transaction costs. Subsequent to initial recognition, the consolidated financial statements include the Group’s share of the profit or loss and Other comprehensive income of equity-accounted investees, until the date on which significant influence or joint control ceases.

Foreign currency

Foreign currency transactions

The individual financial statements of each Group entity are presented in the currency of the primary economic environment in which the entity operates (its functional currency). For the purpose of the consolidated financial statements, the results and the financial position of each entity are expressed in euros, which is the functional currency of the Company and the presentation currency for the consolidated financial statements.

In preparing the financial statements of the individual entities, transactions in foreign currencies other than the entity’s functional currency are recorded at the rates of exchange prevailing at the dates of the transactions. At each balance sheet date, monetary assets and liabilities denominated in foreign currencies are retranslated at the rates prevailing at the balance sheet date. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated. The income and expenses of foreign operations are translated to euros at average exchange rates.

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Foreign operations

For the purpose of presenting consolidated financial statements, the assets and liabilities of the Group’s foreign operations are expressed in euros using exchange rates prevailing at the balance sheet date. Income and expense items are translated at average exchange rates for the period. Exchange differences, if any, arising on net investments including receivables from or payables to a foreign operation for which settlement is neither planned nor likely to occur, are recognized directly in the foreign currency translation reserve (“FCTR”) within equity. When control over a foreign operation is lost, in part or in full, the relevant amount in the FCTR is transferred to profit or loss.

Borrowing costs

Borrowing costs attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale. All other borrowing costs are recognized in profit or loss in the period in which they are incurred.

Borrowing costs are capitalized either based on the incremental borrowing rate in case of specific lease contracts, or a generic effective interest rate based on the remaining borrowings.

Statement of cash flows

The consolidated statement of cash flows is prepared using the indirect method. The cash flow statement distinguishes between operating, investing and financing activities.

Cash flows in foreign currencies are converted at the exchange rate at the dates of the transactions. Currency exchange differences on cash held are separately shown. Payments and receipts of corporate income taxes and interest paid are included as cash flow from operating activities.

Financial instruments

Derivative financial instruments

Up until December 31, 2017

Derivatives are initially recognized at fair value; any attributable transaction costs are recognized in profit and loss as they are incurred. Subsequent to initial recognition, derivatives are measured at their fair value, and changes therein are generally recognized in profit and loss.

When a derivative is designated as a cash flow hedging instrument, the effective portion of changes in the fair value of the derivative is recognized in other comprehensive income and accumulated in the hedging reserve. Any ineffective portion of changes in the fair value of the derivative is recognized immediately in profit or loss.

The amount accumulated in equity is retained in other comprehensive income and reclassified to the profit or loss in the same period, or periods, during which the hedged item affects profit or loss.

If the hedging instrument no longer meets the criteria for hedge accounting, expires, is sold, terminated or exercised, or the designation is revoked, hedge accounting is discontinued prospectively. If the forecast transaction is no longer expected to occur, the amount accumulated in equity is reclassified to profit or loss.

Fair values are obtained from quoted market prices in active markets or, where an active market does not exist, by using valuation techniques. Valuation techniques include discounted cash flow models.

As from January 1, 2018

Derivatives are initially recognized at fair value; any attributable transaction costs are recognized in profit and loss as they are incurred. Subsequent to initial recognition, derivatives are measured at their fair value, and changes therein are generally recognized in profit and loss.

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When a derivative is designated as a cash flow hedging instrument, the effective portion of changes in the fair value of the derivative is recognized in other comprehensive income and accumulated in the hedging reserve. Any ineffective portion of changes in the fair value of the derivative is recognized immediately in profit or loss.

The amount accumulated in equity is retained in other comprehensive income and reclassified to the profit or loss in the same period, or periods, during which the hedged item affects profit or loss.

If the hedging instrument no longer meets the criteria for hedge accounting, expires, is sold, terminated or exercised, or the designation is revoked, hedge accounting is discontinued prospectively. If the forecast transaction is no longer expected to occur, the amount accumulated in equity is reclassified to profit or loss.

Financial instruments that contain embedded derivatives that cannot or should not be separated from the host contract, are recognized at Fair Value through Profit and Loss (“FVTPL”).

Fair values are obtained from quoted market prices in active markets or, where an active market does not exist, by using valuation techniques. Valuation techniques include discounted cash flow models.

Non-derivative financial instruments

Non-derivative financial instruments comprise trade and other receivables, cash and cash equivalents, loans and borrowings, and trade and other payables.

Up until December 31, 2017

Non-derivative financial instruments are recognized initially at fair value, net of any directly attributable transaction costs. Subsequent to initial recognition, non-derivative financial instruments are measured at amortized cost using the effective interest method, less any impairment losses.

The Group de-recognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the right to receive the contractual cash flows in a transaction in which substantially all the risk and rewards of ownership of the financial asset are transferred. Any interest in such transferred financial assets that is created or retained by the Group is recognized as a separate asset or liability.

Financial assets and liabilities are offset, and the net amount presented in the statement of financial position when, and only when, the Group has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

Financial assets are designated as of fair value through profit and loss if the Group manages such investments and makes purchase and sale decisions based on their fair value in accordance with the Group’s risk management or investment strategy. Attributable transaction costs are recognized in profit and loss as incurred. Financial assets at fair value through profit and loss are measured at fair value and changes therein, which takes into account any dividend income, are recognized in profit and loss.

The convertible loan given, is presented as ‘Other investment’ on the balance sheet. This loan is initially measured at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, it is measured at amortized costs using the effective interest method.

As from January 1, 2018

A financial asset is measured at amortized cost (or in case of debt investments at Fair Value through Other Comprehensive Income (“FVOCI”)) if it meets the following conditions and is not designated as of FVTPL:

•	It is held within a business model whose objective is to hold assets to collect contractual cash flows; and
•	Its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

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All financial assets not classified as measured at amortized cost or FVOCI, are measured at FVTPL. This includes all derivative financial assets and assets that contain an embedded derivative instrument, such as the convertible loans and convertible bridge loans the Group has given to Icolo.

The Group de-recognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the right to receive the contractual cash flows in a transaction in which substantially all the risk and rewards of ownership of the financial asset are transferred.

Financial assets and liabilities are offset, and the net amount presented in the statement of financial position when, and only when, the Group has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

Trade receivables

Up until December 31, 2017

Trade receivables were recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment.

A provision for impairment of trade receivables and other current assets is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original term of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the trade receivable is impaired.

The amount of the provision is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recognized in the income statement.

When a trade receivable and other current asset is uncollectable, it is written off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written off are credited in the income statement.

As from January 1, 2018

Trade receivables are initially recognized when they are originated. Trade receivables (unless they include a significant financing component) are initially measured at the transaction price (as defined in IFRS 15), minus a loss allowance equal to lifetime expected credit losses.

An allowance for expected credit losses is established when at the date the trade receivable originated, there is objective evidence that the Group will not be able to collect all amounts due according to the original term of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that there is a credit loss allowance necessary.

The amount of the allowance is the difference between the transaction price and the present value of estimated future cash flows, discounted at the original effective interest rate.

When a trade receivable and other current asset is uncollectable, it is written off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written off are credited in the income statement.

Other current assets

Other current assets are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment.

Cash and cash equivalents

Cash and cash equivalents include cash in hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less. Cash and cash equivalents, including short-term investments, is valued at face value, which

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equals its fair value. Collateralized cash is included in other (non-) current assets and accounted for at face value, which equals its fair value, taking into account any expected credit losses.

Trade payables and other current liabilities

Trade payables and other current liabilities are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares and share options are recognized as a deduction from equity, net of any tax effects.

Property, plant and equipment

Property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses.

Cost includes expenditure that is directly attributable to the acquisition or construction of the asset and comprises purchase cost, together with the incidental costs of installation and commissioning. These costs include external consultancy fees, capitalized borrowing costs, rent and associated costs attributable to bringing the assets to a working condition for their intended use and internal employment costs that are directly and exclusively related to the underlying asset. In case of leases where it is probable that the lease contract will not be renewed, the cost of self-constructed assets includes the estimated costs of dismantling and removing the items and restoring the site on which they are located.

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

Gains and losses on disposal of an item of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment and are recognized within income.

The cost of replacing part of an item of property, plant and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Group and its cost can be measured reliably. The carrying amount of the replaced part is de-recognized. The costs of the day-to-day servicing of property, plant and equipment are recognized in profit or loss as incurred.

Depreciation is calculated from the date an asset becomes available for use and is depreciated on a straight-line basis over the estimated useful life of each part of an item of property, plant and equipment. Leased assets are depreciated on the same basis as owned assets over the shorter of the lease term and their useful lives. The principal periods used for this purpose are:

Data center freehold land	Not depreciated
Data center buildings	15-30 years
Data center infrastructure and equipment	5-20 years
Office equipment and other	3-15 years

Depreciation methods, useful lives and residual values are reviewed annually.

Data center freehold land consists of the land owned by the Company. The data center buildings consist of the core and shell in which we have constructed a data center. Data center infrastructure and equipment comprises data center structures, leasehold improvements, data center cooling and power infrastructure, including infrastructure for advanced environmental controls such as ventilation and air conditioning, specialized heating, fire detection and suppression equipment and monitoring equipment. Office equipment and other is comprised of office leasehold improvements and office equipment consisting of furniture and computer equipment.

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Intangible assets and goodwill

Intangible assets represent power grid rights, software, a customer portfolio previously identified as part of a business combination, and other intangible assets. Intangible assets are recognized at cost less accumulated amortization and accumulated impairment losses. Other intangible assets principally consist of lease premiums (paid in addition to obtain rental contracts).

Software includes development expenditure, which is capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Group intends to and has sufficient resources to complete development and to use the asset. The expenditure capitalized includes the cost of material, services and direct labor costs that are directly attributable to preparing the asset for its intended use.

Amortization is calculated on a straight-line basis over the estimated useful lives of the intangible asset. Amortization methods, useful lives are reviewed annually.

The estimated useful lives are:

Power grid rights (except for those with an indefinite life)	10–15 years
Software	3–5 years
Customer portfolio	20 years
Other	3–12 years

Goodwill represents the goodwill related to business combinations, which is determined based on purchase price allocation. Goodwill is not being amortized, and subject to an annual impairment test.

Impairment of non-financial assets

The carrying amounts of the Group’s non-financial assets, excluding goodwill, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill, intangible assets with an indefinite useful life and intangible assets that are not yet available for use, the recoverable amount is estimated annually.

The recoverable amount of an asset or cash-generating unit is the greater of either its value in use or its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit”).

Considering the Company manages its data centers by country, and, given the data center campus-structures, the financial performance of data centers within a country is highly inter-dependent, the Company has determined that the cash-generating unit for impairment-testing purposes should be the group of data centers per country, unless specific circumstances would indicate that a single data center is a cash-generating unit.

An impairment loss is recognized if the carrying amount of an asset or its cash-generating unit exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of cash-generating units are to reduce the carrying amount of the assets in the unit (group of units) on a pro-rata basis.

Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss previously recognized on assets other than goodwill, is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

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Borrowings

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; with any difference between the proceeds (net of transaction costs) and the redemption value recognized in the income statement over the period of the borrowings using the effective interest method.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date. The Group de-recognizes a borrowing when its contractual obligations are discharged, cancelled or expired.

As part of the initial measurement of the amortized cost value of debt, it is assumed that it will be held to maturity. If an early redemption of all or part of certain debt is expected, the liability will be re-measured based on the original effective interest rate. The difference between the liability, excluding a change in assumed early redemption and the liability, including a change in assumed early redemption, will be recognized in profit and loss.

Provisions

A provision is recognized in the statement of financial position when the Group has a present legal or constructive obligation as a result of a past event; it is probable that an outflow of economic benefits will be required to settle the obligation and the amount can be estimated reliably. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability. The discount rate arising on the provision is amortized in future years through interest.

A provision for site restoration is recognized when costs for restoring leasehold premises to their original condition at the end of the lease are probable to be incurred and it is possible to make an accurate estimate of these costs. The discounted cost of the liability is included in the related assets and is depreciated over the remaining estimated term of the lease. If the likelihood of this liability is estimated to be possible, rather than probable, it is disclosed as a contingent liability in Note 25.

A provision for onerous lease contracts is recognized when the expected benefits to be derived by the Group from a contract are lower than the unavoidable cost of meeting its obligations under the contract. The provision is measured at the discounted amount of future losses expected to be incurred in respect of unused data center sites over the term of the leases. Where unused sites can be sublet or partly sublet, management has taken account of the sublease income expected to be received over the minimum sublease term, which meets the Group’s revenue recognition criteria in arriving at the amount of future losses. Before a provision is established, the Group recognizes any impairment loss on the assets associated with that contract.

Leases

As a lessee

The Group leases real estate, cars, ducts and office equipment. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. The lease agreements do not impose any covenants, but leased assets may not be used as security for borrowing purposes.

For leased properties on which our data centers are located, we generally seek to secure property leases for terms of 20 to 25 years. Where possible, we try to mitigate the long-term financial commitment by contracting for initial lease terms for a minimum period of 10 to 15 years with the option for us either to (i) extend the leases for additional five-year terms or (ii) terminate the leases upon expiration of the initial 10- to 15-year term. Our leases generally have consumer price index based annual rent increases over the full term of the lease. Certain of our leases contain options to purchase the asset.

Up until December 31, 2018:

Leases, in which the Group assumes substantially all the risks and rewards of ownership, are classified as finance leases. On initial recognition, the leased asset is measured at an amount equal to the lower of either its fair value or the present value of the minimum lease payments. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset. The finance lease obligations are presented as part of the long-term liabilities and, as far as amounts need to be repaid within one year, as part of current liabilities.

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Other leases are operating leases and the leased assets are not recognized on the Group’s statement of financial position. Payments made under operating leases are recognized in the income statement, or capitalized during construction, on a straight-line basis over the term of the lease. Lease incentives received are recognized as an integral part of the total lease expense, over the term of the lease.

Minimum finance lease payments are apportioned between the finance charge and the reduction of the outstanding liability. The finance charge is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

At inception or modification of an arrangement, the Group determines whether such an arrangement is, or contains, a lease. This will be the case if the following two criteria are met:

•	The fulfilment of the arrangement is dependent on the use of a specific asset or assets; and
•	The arrangement contains the right to use an asset.

As from January 1, 2019:

Contracts may contain both lease and non-lease components. The group has elected not to separate lease and non-lease components and instead accounts for these as a single lease component.

Leases are recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use by the Group.

Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments:

•	Fixed payments (including in-substance fixed payments), less any lease incentives receivable;
•	Variable lease payment that are based on an index or a rate, initially measured using the index or rate as at the commencement date;
•	Amounts expected to be payable by the Group under residual value guarantees;
•	The exercise price of a purchase option if the Group is reasonably certain to exercise that option; and
•	Payments of penalties for terminating the lease, if the lease term reflects the Group exercising that option.

Lease payments to be made under reasonably certain extension options are also included in the measurement of the liability.

The lease payments are discounted using the interest rate implicit in the lease. If that rate cannot be determined, the Group’s incremental borrowing rate is used, being the rate that the Group would have to pay to borrow the funds necessary to obtain an asset of similar value in a similar economic environment with similar terms and conditions.

To determine the incremental borrowing rate, the Group:

•	Where possible, uses recent third-party financing received by the individual lessee as a starting point, adjusted to reflect changes in financing conditions since third party financing was received;
•	Uses a build-up approach that starts with a risk-free interest rate adjusted for credit risk for leases held by the Group, which does not have recent third-party financing; and
•	Makes adjustments specific to the lease, e.g. term, country, currency and security.

The group is exposed to potential future increases in variable lease payments based on an index or a  rate, which are not included in the lease liability until they take effect. When adjustments to lease payments based on an index or a  rate take effect, the lease liability is remeasured and a corresponding adjustment is made to the carrying amount of the right-of-use asset.

Lease payments are allocated between principal and finance cost. The finance cost is charged to profit or loss over the lease period as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Right-of-use assets are measured at cost comprising the following:

•	the amount of the initial measurement of lease liability;

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•	any lease payments made at or before the commencement date less any lease incentives received;
•	any initial direct costs; and
•	restoration costs.

The right-of-use asset are generally depreciated over the shorter of the asset's useful life and the lease term on a straight-line basis. If the Group is reasonably certain to exercise a purchase option, the right-of-use asset is depreciated over the underlying asset’s useful life.

Payments associated with short-term leases and leases of low-value assets are recognized on a straight-line basis as an expense in profit or loss. Short-term leases are leases with a lease term of 12 months or less. Low-value assets comprise IT-equipment and small items of office furniture with a value of less than €5,000.

Extension and termination options are included in a number of property leases across the Group. These terms are used to maximize operational flexibility in terms of managing contracts. The majority of extension and termination options held are exercisable only by the Group and not by the respective lessor.

As a lessor

At inception or on modification of a contract that contains a lease component, the Company allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices.

When the Company acts as a lessor, it determines at lease inception whether each lease is a finance lease or an operating lease, by making an assessment of whether the lease transfers substantially all of the risks and rewards incidental to ownership of the underlying asset.

When the Company is an intermediate lessor, it accounts for its interests in the head lease and the sub-lease separately. It assesses the lease classification of a sub-lease with reference to the right-of-use asset arising from the head lease, not with reference to the underlying asset.

If an arrangement contains lease and non-lease components, then the Company applies IFRS 15 to allocate the consideration in the contract.

Segment reporting

The segments are reported in a manner that is consistent with internal reporting provided to the chief operating decision-maker, identified as the Board of Directors. The Company reports in two segments: the first is Big4, which comprises France, Germany, The Netherlands and the United Kingdom, the second is Rest of Europe, which comprises Austria, Belgium, Denmark, Ireland, Spain, Sweden and Switzerland. Shared expenses such as corporate management, general and administrative expenses, loans and borrowings and related expenses and income tax assets and liabilities are stated in Corporate and other. The Big4 and Rest of Europe are different segments as management believes that the Big4 countries represent the largest opportunities for Interxion, from market trends and growth perspective to drive the development of its communities of interest strategy within customer segments and the attraction of magnetic customers. As a result, over the past three years we have invested between 67% and 71% of our capital expenditure in the Big4 segment while revenue constituted an average of 66% of total revenue over the same period.

Segment results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items presented as Corporate and other principally comprise loans and borrowings and related expenses; corporate assets and expenses (primarily the Company’s headquarters); and income tax assets and liabilities.

Segment capital expenditure is defined as the net cash outflow during the period to acquire property, plant and equipment, and intangible assets other than goodwill, during the period.

Adjusted EBITDA, Adjusted EBITDA excluding the impact of IFRS 16, Recurring revenue and Cash generated from operations, are additional indicators of our operating performance, and are not required by or presented in accordance with IFRS. We define Adjusted

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EBITDA as Net income adjusted for income tax expense, net finance expense and the following items, which may occur in any period, and which management believes are not representative of our operating performance:

•

Depreciation and amortization – property, plant and equipment and intangible assets (except goodwill) are depreciated and amortized a straight-line basis over the estimated useful life. We believe that these costs do not represent our operating performance.

•

Share-based payments – represents primarily the fair value at the date of grant of employee equity awards, which is recognized as an expense over the vesting period. In certain cases, the fair value is redetermined for market conditions at each reporting date, until the final date of grant is achieved. We believe that this expense does not represent our operating performance.

•

Income or expense related to the evaluation and execution of potential mergers or acquisitions (“M&A”) – under IFRS, gains and losses associated with M&A activity are recognized in the period in which such gains or losses are incurred. We exclude these effects because we believe they are not reflective of our ongoing operating performance.

•

Adjustments related to terminated and unused data center sites – these gains and losses relate to historical leases entered into for certain brownfield sites, with the intention of developing data centers, which were never developed, and for which management has no intention of developing into data centers. We believe the impact of gains and losses related to unused data centers are not reflective of our business activities and our ongoing operating performance.

In certain circumstances, we may also adjust for other items that management believes are not representative of our current ongoing performance. Examples include: adjustments for the cumulative effect of a change in accounting principle or estimate, impairment losses, litigation gains and losses or windfall gains and losses.

We define Recurring revenue as revenue incurred from colocation and associated power charges, office space, amortized set-up fees, cross-connects and certain recurring managed services (but excluding any ad hoc managed services) provided by us directly or through third parties, excluding rents received for the sublease of unused sites.

Cash generated from operations is defined as Net cash flows from operating activities, excluding interest and corporate income tax payments and receipts. Management believe that the exclusion of these items provides useful supplemental information to net cash flows from operating activities to aid investors in evaluating the cash generating performance of our business.

We believe Adjusted EBITDA, Adjusted EBITDA excluding the impact of IFRS 16, Recurring revenue and Cash generated from operations provide useful supplemental information to investors regarding our ongoing operational performance because these measures help us and our investors evaluate the ongoing operating performance of the business after removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization). Management believes that the presentation of Adjusted EBITDA, when combined with the primary IFRS presentation of net income, provides a more complete analysis of our operating performance. Management also believes the use of Adjusted EBITDA facilitates comparisons between us and other data center operators (including other data center operators that are REITs) and other infrastructure-based businesses. Adjusted EBITDA excluding the impact of IFRS16 is also a relevant measure used in the financial covenants of our revolving credit facility (the “Revolving Facility”) and our 4.75% Senior Notes due 2025 (the “Senior Notes”).

This information, provided to the chief operating decision-maker, is disclosed to permit a more complete analysis of our operating performance. Exceptional items are those significant items that are separately disclosed by virtue of their size, nature or incidence to enable a full understanding of the Group’s financial performance.

Revenue recognition under IAS 18 – Revenue

In the comparative period 2017, the Group applied the following accounting policies for recognition of revenue under IAS 18.

Revenue is recognized when it is probable that future economic benefits will flow to the Group and that these benefits, together with their related costs, can be measured reliably. Revenue is measured at the fair value of the consideration received or receivable considering any discounts or volume rebates.

The Group reviews transactions for separately identifiable components and, if necessary, applies individual recognition treatment, revenues are allocated to separately identifiable components based on their relative fair values.

The Group earns colocation revenue as a result of providing data center services to customers at its data centers. Colocation revenue and lease income are recognized in profit or loss on a straight-line basis over the term of the customer contract. Incentives granted are

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recognized as an integral part of the total income, over the term of the customer contract. Customers are usually invoiced quarterly in advance and income is recognized on a straight-line basis over the quarter. Initial setup fees payable at the beginning of customer contracts are deferred at inception and recognized in the income statement on a straight-line basis over the initial term of the customer contract. Power revenue is recognized based on customers’ usage.

Other services revenue, including managed services, connectivity and customer installation services including equipment sales are recognized when the services are rendered. Certain installation services and equipment sales, which by their nature have a non-recurring character, are presented as non-recurring revenues and are recognized on delivery of service.

Deferred revenues relating to invoicing in advance and initial setup fees are considered contract liabilities and carried on the statement of financial position as part of trade payables and other liabilities. Deferred revenues due to be recognized after more than one year are held in non-current liabilities.

Revenue recognition under IFRS 15 – Revenues from contracts with customers

The Group has initially applied IFRS 15 from January 1, 2018, and recognized revenues based on applying the recognition model prescribed by IFRS 15. Due to the transition method chosen in applying IFRS 15, comparative information has not been restated to reflect the new requirements.

Identification of contracts with customers

Contracts that are in scope of IFRS 15 include mutually approved service agreements and customer order forms. Based on these contracts and forms, both parties can identify their rights and obligations. In certain circumstances two or more agreements and customer order forms may be considered a combined contract.

Identification of performance obligations

Under IFRS 15 the Group identified four performance obligations:

1.	Primary data center services

This performance obligation includes providing space, power capacity, connectivity, required setup and installation services and energy to customers. These services are not capable of being distinct from each other and therefore considered one performance obligation. Since customers simultaneously receive and consume the benefits as the Group meets its performance obligation, revenues are being recognized over time. Each month we deliver services which are substantially similar. Customers can benefit from each individual month of service. Therefore, and since an individual month of providing primary data center services is separately identifiable, each month of providing primary data center services is considered a distinct performance obligation. Most of our contracts include price indexation clauses which in general apply as of January each year.

Under the new standard, a series of distinct goods or services will be accounted for as a single performance obligation if they are substantially the same, have the same pattern of transfer and both of the following criteria are met:

(i)	each distinct good or service in the series represents a performance obligation that would be satisfied over time; and
(ii)	the entity would measure its progress towards satisfaction of the performance obligation using the same measure of progress for each distinct good or service in the series.

The principles in IFRS 15 therefore apply to each single performance obligation when the series criteria are met, rather than the individual services that make up the single performance obligation. As a result, revenue is allocated to the relative standalone selling price of the series as one performance obligation, rather than to each distinct service within it, except for allocating variable considerations.

2.Hands and eyes recurring

This performance obligation represents remote hands and eyes activities for which the customer is being charged a recurring monthly fee.

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3.Additional setup and installation

This performance obligation relates to selling goods and one-off installation services to the customer, which are not part of providing primary data center services.

4.Hands and eyes on demand

This type of remote hands and eyes support is being provided upon the customers’ specific request and charged on an as-incurred basis. This performance obligation is fulfilled as soon as the requested support is provided.

Determination of the transaction price

The transaction price is the amount of consideration to which the Group expects to be entitled in exchange for transferring the goods and providing the services to customers.

Allocation of revenue

Revenue from contracts with customers is being allocated to separate performance obligations, based on the relative standalone selling price of each performance obligation. This includes the allocation of discounts given to customers.

Recognition of revenue

Revenue from primary data center services and from Hands and eyes recurring is being recognized over time, considering one month of providing service as a separate performance obligation. Incentives granted are recognized as an integral part of the total income, over the term of the customer contract. Initial setup fees payable at the beginning of customer contracts are deferred at inception and recognized in the income statement on a straight-line basis over the initial term of the customer contract. Power revenue is recognized based on customers’ usage.

Hands and eyes on demand and additional setup and installation, which have a non-recurring character, are presented as non-recurring revenues and are recognized at the point in time of the delivery of the service.

Delivery of these goods and providing these services triggers transfer of control and is the point in time at which revenue is recognized.

Contract balances

Under IFRS 15 the Group recognizes three types of contract balances:

1.Contract assets

A contract asset is the right to consideration in exchange for goods or services transferred to the customer. If the Group performs services to a customer before the customer pays consideration or before payment is due, a contract asset is recognized. In our consolidated statement of financial position, these assets are included as accrued revenue in trade and other current assets (see also note 15).

2.Trade receivables

A receivable represents the Group’s right to an amount of consideration that is unconditional (i.e. only the passage of time is required before payment of the consideration is due).

3.Contract liabilities

A contract liability is the obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is that is unconditionally due) from the customer. If the customer pays consideration before the Group transfers the services to the customer, a contract liability is recognized when the payment is made by the customer or when the payment is due (whichever is earlier). Contract liabilities are recognized as flow to revenue in line with the fulfilling of the

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performance obligations under the contract. In our consolidated statement of financial position, these liabilities are presented as deferred revenue in trade payables and other liabilities (see also note 19).

Cost of sales

Cost of sales consists mainly of power costs, maintenance costs relating to the data center equipment, operation and support personnel costs and costs related to installations and other customer requirements. In general, maintenance and repairs are expensed as incurred. In cases where maintenance contracts are in place, the costs are recorded on a straight-line basis over the contractual period.

Sales and marketing costs

The operating expenses related to sales and marketing consist of costs for personnel (including sales commissions), marketing and other costs directly related to the sales process. Costs of advertising and promotion are expensed as incurred.

General and administrative costs

General and administrative costs are expensed as incurred and include amortization and depreciation expenses.

Employee benefits

Defined contribution pension plans

A defined contribution pension plan is a post-employment plan under which an entity pays fixed contributions into a separate entity and has no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution plans are recognized as an employee benefit expense in the income statement in the periods during which the related services are rendered by employees. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available. Contributions to a defined contribution plan, which are due more than 12 months after the end of the period in which the employees render the service, are discounted to their present value.

Termination benefits

Termination benefits are recognized as an expense when the Group is demonstrably committed, without realistic possibility of withdrawal, to a formal detailed plan to either terminate employment before the normal retirement date, or to provide termination benefits as a result of an offer made to encourage voluntary redundancy. Termination benefits for voluntary redundancy are recognized as an expense if the Group has made an offer of voluntary redundancy, it is probable that the offer will be accepted, and the number of acceptances can be estimated reliably. If benefits are payable more than 12 months after the reporting date, they are discounted to their present value.

Share-based payments

The long-term incentive plans enable Group employees to earn and/or acquire shares of the Group. The fair value at the date of grant of share options, restricted shares and performance shares is recognized over the vesting period, with a corresponding increase in equity. The fair value of options is determined using the Black Scholes model, the fair value of performance shares is determined using the Monte Carlo model, and the fair value of restricted shares is determined based on the market value at the date of grant.

Based on the actual performance on non-market conditions the number of performance shares that will vest is updated after the performance period. The fair value of performance share awards which are conditionally granted and are subject to market conditions is redetermined at each reporting date until the final date of grant is achieved. The amount recognized as an expense is adjusted to reflect the actual number of share options, restricted and performance shares that vest.

Finance income and expense

Finance income and expense include interest payable on borrowings calculated using the effective interest rate method, gains on financial assets recognized at fair value through profit and loss and foreign exchange gains and losses. Borrowing costs attributable to the acquisition or construction of data center assets, which are assets that necessarily take a substantial period of time to get ready for their intended use, are added to the costs of those assets, until such time as the assets are ready for their intended use.

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Interest income is recognized in the income statement as it accrues, using the effective interest method. The interest expense component of finance lease payments is recognized in the income statement using the effective interest rate method.

Foreign currency gains and losses are reported on a net basis, as either finance income or expenses, depending on whether the foreign currency movements are in a net gain or a net loss position.

Other financial income and expense may include the changes in fair value of financial instruments carried at fair value through profit and loss.

Income tax

Income tax on the profit or loss for the year comprises current and deferred tax. Income tax is recognized in the income statement except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantially enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: the initial recognition of assets or liabilities that affect neither accounting nor taxable profit, nor differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantially enacted at the balance sheet date that are expected to be applied to temporary differences when they reverse, or loss carry forwards when they are utilized.

A deferred tax asset is also recognized for unused tax losses and tax credits. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Additional income taxes that arise from the distribution of dividends are recognized at the same time as the liability to pay the related dividend.

In determining the amount of current and deferred tax, the Company takes into account the impact of uncertain tax positions and whether additional taxes, penalties and interest may be due. The Company believes that its accruals for tax liabilities are adequate for all open tax years based on its assessment of many factors, including interpretations of tax law and prior experience. This assessment relies on estimates and assumptions and may involve a series of judgments about future events. New information may become available that causes the Company to change its judgment regarding the adequacy of existing tax liabilities; such changes to tax liabilities will have an impact on tax expense in the period that such a determination is made.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

Earnings per share

The Group presents basic and diluted earnings per share (“EPS”) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary and preference shareholders of the Company by the weighted average number of ordinary shares outstanding during the year. Diluted EPS is determined by adjusting the basic earnings per share for the effects of all dilutive potential ordinary shares.

Changes in accounting policies

This is the first set of consolidated financial statements in which IFRS 16 – Leases has been reflected. The nature and effect of the changes as a result of adoption of these new accounting standards is described below.

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Several other amendments and interpretations apply for the first time in 2019, but do not have a material impact on the consolidated financial statements of the Group. The Group has not adopted any standards, interpretations or amendments that have been issued but are not yet effective.

IFRS 16 – Leases

The Group applied IFRS 16 using the modified retrospective approach from January 1, 2019 but has not restated comparatives for the 2018 reporting period, as permitted under the specific transitional provisions in the standard. The reclassifications and the adjustments arising from the new leasing rules are therefore recognized in the opening balance sheet on January 1, 2019.

On adoption of IFRS 16, the Group recognized lease liabilities in relation to leases which had previously been classified as ‘operating leases’ under the principles of IAS 17 Leases. These liabilities were measured at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate as of January 1, 2019. The weighted average lessee’s incremental borrowing rate applied to the lease liabilities on January 1, 2019 was 2.9%.

For leases previously classified as finance leases the Group recognized the carrying amount of the lease asset and lease liability immediately before transition as the carrying amount of the right of use asset and the lease liability at the date of initial application. The measurement principles of IFRS 16 are only applied after that date.

Practical expedients applied

In applying IFRS 16 for the first time, the Group has used the following practical expedients permitted by the standard:

•	the use of a single discount rate to a portfolio of leases with reasonably similar characteristics;
•	reliance on previous assessments on whether leases are onerous;
•	the payments under lease contracts in which the Group is a lessee have not been separated into lease- and non-lease elements;
•	the accounting for operating leases with an original lease term of less than 12 months as short term leases;
•	to not adjust on transition for leases of low-value assets that will be expensed on a straight-line basis; and
•	the use of hindsight in determining the lease term where the contract contains options to extend or terminate the lease.

The Group has also elected not to reassess whether a contract is or contains a lease at the date of initial application. Instead, for contracts entered into before the transition date, the Group relied on its assessment made applying IAS 17 and IFRIC 4 ‘Determining whether an Arrangement contains a Lease’.

Measurement of lease liabilities

The below table reflects the reconciliation of the lease liabilities.

2019
(€’000)
Operating lease commitments disclosed as at December 31, 2018, discounted using the incremental borrowing rate at the date of initial application	422,879
Add: finance lease liabilities recognized as at December 31, 2018	50,374
Less: Recognition exemption for leases with less than 12 months of lease term at transition	(795)
Less: Recognition exemption for leases of low-value assets	(8)
Lease liability recognized as at January 1, 2019	472,450
Of which are:
Current lease liabilities	45,271
Non-current lease liabilities	427,179

Measurement of right-of-use assets

The associated right-of-use assets were measured on a modified retrospective basis at the amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments relating to that lease recognized in the balance sheet as at December 31,

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2018. There were no onerous lease contracts that would have required an adjustment to the right-of-use assets at the date of initial application.

Adjustment recognized in the balance sheet on January 1, 2019

The impact on transition is summarized below:

Line item	Increase/decrease	Amount x €1 million)
Property, plant and equipment	Decrease	47.7
Right-of-use assets	Increase	466.8
Other non-current assets	Decrease	0.7
Trade receivables and other current assets	Decrease	19.1
Borrowings	Decrease	50.4
Lease liabilities	Increase	472.5
Other non-current liabilities	Decrease	21.4
Trade payables and other current liabilities	Decrease	1.4

There was no impact to retained earnings on January 1, 2019 as a result of the change in accounting policy.

New standards and interpretations not yet adopted

Certain new accounting standards and interpretations have been published that are not mandatory for December 31, 2019 reporting periods and have not been early adopted by the group. These standards are not expected to have a material impact on the entity in the current or future reporting periods and on foreseeable future transactions.

4.       Financial risk management

Overview

The Group has exposure to the following risks from its use of financial instruments:

•	credit risk;
•	liquidity risk;
•	market risk; and
•	other price risks.

This note presents information about the Group’s exposure to each of the above risks, the Group’s goals, policies and processes for measuring and managing risk, and its management of capital. Further quantitative disclosures are included throughout these consolidated financial statements.

The Board of Directors has overall responsibility for the oversight of the Group’s risk management framework.

The Group continues developing and evaluating the Group’s risk management policies with a view to identifying and analyzing the risks faced, to setting appropriate risk limits and controls, and to monitoring risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities. The Group, through its training and management standards and procedures, aims to develop a disciplined and constructive control environment in which all employees understand their roles and obligations.

The Board of Directors oversees the way management monitors compliance with the Group’s risk management policies and procedures and reviews the adequacy of the risk management framework in relation to the risks the Group faces.

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Credit risk

Credit risk is the risk of financial loss to the Group if a customer, bank or other counterparty to a financial instrument were to fail to meet its contractual obligations. It principally arises from the Group’s receivables from customers. The Group’s most significant customer, which is serviced from multiple locations and under a number of service contracts, accounted for 15% of revenues in 2019, for 14% of revenues in 2018, and for 14% in 2017.

Trade and other receivables

The Group’s exposure to credit risk is mainly influenced by the individual characteristics of each customer. The makeup of the Group’s customer base, including the default risk of the industry and the country in which customers operate, has less of an influence on credit risk.

The Group has an established credit policy under which each new customer is analyzed individually for creditworthiness before it begins to trade with the Group. If customers are independently rated, these ratings are used. If there is no independent rating, the credit quality of the customer is analyzed taking its financial position, past experience and other factors into account.

The Group’s standard terms require invoices for contracted services to be settled before the services are delivered. In addition to the standard terms, the Group provides service-fee holidays on long-term customer contracts, for which an accrued revenue balance is accounted. In the event that a customer fails to pay amounts that are due, the Group has a clearly defined escalation policy that can result in a customer’s access to their equipment being denied or in service to the customer being suspended.

In 2019, 95% (2018: 95% and 2017: 95%) of the Group’s revenue was derived from contracts under which customers paid an agreed contracted amount, including power, on a regular basis (usually monthly or quarterly) or from deferred initial setup fees paid at the outset of the customer contract.

As a result of the Group’s credit policy and the contracted nature of the revenues, losses have been infrequent (see Note 21). Prior to the transition to IFRS 9, the Group established an allowance that represents its estimate of potential incurred losses in respect of trade and other receivables. This allowance is entirely composed of a specific loss component relating to individually significant exposures. After the transition to IFRS 9, the Group recognizes trade receivables at the transaction price, minus a loss allowance at an amount equal to lifetime expected credit losses.

Loans granted

The Group has granted certain convertible loans and bridge loans to Icolo, a Mauritian company that is investing in a green field and operating a data center business in Kenya. The Group has the option to convert the convertible loans into equity on the maturity date or upon occurrence of an enforcement event. Upon implementation of IFRS 9 – Financial Instruments, the convertible loan is considered a single instrument, to be carried at fair value through profit and loss. Since January 1, 2018, it has been accounted for as such.

Bank counterparties

The Group has certain obligations under the terms of its Revolving Facility Agreement and Senior Notes which limit disposal of surplus cash balances. The Group monitors its cash position, including counterparty and term risk, on a daily basis.

Guarantees

Certain of our subsidiaries have granted guarantees to our lending banks in relation to our facilities. The Company grants rent guarantees to landlords of certain of the Group’s property leases (see Note 25).

Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to its reputation or jeopardizing its future.

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The majority of the Group’s revenues and operating costs are contracted, which assists it in monitoring cash flow requirements, which it does on a daily and weekly basis. Typically, the Group ensures that it has sufficient cash on demand to meet expected normal operational expenses, including the servicing of financial obligations, for a period of 60 days; this excludes the potential impact of extreme circumstances, such as natural disasters, that cannot reasonably be predicted.

All significant capital expansion projects are subject to formal approval by the Board of Directors, and material expenditure or customer commitments are made only once the management is satisfied that the Group has adequate committed funding to cover the anticipated expenditure (see Note 23).

Senior Notes

On June 18, 2018, the Company issued an aggregate principal amount of €1,000 million 4.75% Senior Notes due 2025 (the “Initial Notes”). The net proceeds of the offering were used to redeem the entire amounts relating to the €625 million Senior Secured Notes due 2020, to repay amounts drawn under our former revolving credit facilities, to pay all related fees, expenses and premiums and for other general corporate purposes. On September 20, 2018, the Company issued a further €200.0 million aggregate principal amount of 4.75% Senior Notes due 2025 (the “Additional Notes” and together with the Initial Notes, the “Senior Notes”).

The Senior Notes are governed by an indenture dated June 18, 2018, between the Company, as issuer, and The Bank of New York Mellon, London Branch, as Trustee (the “Indenture”). The Indenture contains customary restrictive covenants including, but not limited to, limitations or restrictions on our ability to incur debt, grant liens and sell assets. The restrictive covenants are subject to customary exceptions including, in relation to the incurrence of certain additional debt, a consolidated fixed charge coverage ratio (calculated as a ratio of Adjusted EBITDA excluding the impact of IFRS 16 to consolidated interest expense) of at least 2.00 to 1.00 on a pro forma basis for the four full fiscal quarters (taken as one period) for which financial statements are available immediately preceding the incurrence of such debt. The Senior Notes are guaranteed by certain of the Company’s subsidiaries.

On September 20, 2018, the Company issued a further €200.0 million aggregate principal amount of Senior Notes. The net proceeds of the offering amounted to €203.8 million, net of offering fees and expenses of €2.2 million. The net proceeds contained the nominal value of the Additional Notes, plus an issuance premium of 103.00%. The Additional Notes, which are guaranteed by certain subsidiaries of the Company, were issued under the Indenture pursuant to which, on June 18, 2018, the Company issued the Initial Notes. Subsequent to the business combination with Digital Realty the Senior Notes have been repaid. Refer to Note 28 – Events subsequent to the balance sheet date.

Revolving Facility Agreement

On June 18, 2018, the Company entered into the €200.0 million revolving facility agreement (the “Revolving Facility Agreement”) between, among others, the Company, the arrangers named therein and ABN AMRO Bank N.V. as agent (for the purpose of this section, the “Agent”), pursuant to which the Revolving Facility has been made available to the Company.

As at December 31, 2019, the Revolving Facility was undrawn. During 2019, the Company increased the Revolving Facility by €100.0 million for a total commitment of €300.0 million. In the first quarter of 2020, this facility was further increased by €100.0 million for a total commitment of €400.0 million. Subsequent to completion of the business combination with Digital Realty this facility has been terminated. Refer to Note 28 – Events subsequent to the balance sheet date.

Covenants regarding Revolving Facility Agreement

The Revolving Facility Agreement requires us to maintain a specified financial ratio. The restrictive covenants are subject to customary exceptions including, in relation to the incurrence of certain debt, a consolidated fixed charge coverage ratio (calculated as a ratio of Adjusted EBITDA excluding the impact of IFRS 16 to consolidated interest expense) of at least 2.00 to 1.00 on a pro forma basis for the four full fiscal quarters (taken as one period) for which financial statements are available immediately preceding the incurrence of such debt.

The Revolving Facility Agreement also includes a net leverage ratio (tested on a quarterly basis provided that the aggregate base currency amount of the outstanding loans (excluding any non-cash ancillary outstandings and any non-cash utilization) exceeds 35% of the total commitments thereunder on the applicable quarter date (the “Test Condition”)), which requires total net debt (calculated as a ratio to pro forma Adjusted EBITDA of consecutive four quarters) not to exceed 5.00 to 1.00. In addition, the Revolving Facility Agreement permits us to elect, on a one-time basis and subject to certain conditions, to adjust the financial covenant to 5.50 to 1.00 for two consecutive quarter periods (including the quarter such election is made). In addition, the Company must ensure, under the

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Revolving Facility Agreement, that the guarantors represent a certain percentage of Adjusted EBITDA excluding the impact of IFRS 16, and a certain percentage of the consolidated net assets of the Group.

The breach of any of these covenants by the Company or the failure by the Company to maintain its leverage ratio could result in a default under the Revolving Facility Agreement. As of December 31, 2019, the Company’s consolidated fixed charge ratio was 4.57 to 1.00 and the Consolidated Total Net Leverage Ratio was 4.30 to 1.00.

The Company has remained in full compliance with all its covenants. In addition, the Company does not anticipate, in the next twelve months, any breach or failure that would negatively impact its ability to borrow funds under the Revolving Facility Agreement. Subsequent to completion of the business combination with Digital Realty this facility has been terminated. Refer to Note 28 – Events subsequent to the balance sheet date.

Mortgages

On January 18, 2013, the Group completed a €10.0 million financing agreement, consisting of two loans that are secured by mortgages on the PAR3 land owned by Interxion Real Estate II Sarl and the PAR5 land owned by Interxion Real Estate III Sarl and a pledge on the rights under the intergroup lease agreements between Interxion Real Estate II Sarl and Interxion Real Estate III Sarl, as lessors, and Interxion France SAS, as lessee, and are guaranteed by Interxion France SAS. The principal amounts of the mortgage loans are required to be repaid in quarterly installments collectively amounting to €167,000 of which the first quarterly installment was paid on April 18, 2013. The mortgage loans have a maturity of 15 years and a variable interest rate based on EURIBOR plus an individual margin ranging from 240 to 280 basis points. The financing agreement requires the interest rate to be fixed for a minimum of 40% of the principal outstanding amount for a minimum of six years. In April 2013, the interest rate was fixed for approximately 75% of the principal outstanding amount for a period of ten years. The financing agreement does not include any financial covenants.

On April 1, 2014, the Group completed a €9.2 million financing agreement, consisting of a loan that is secured by a mortgage on the data center property in Belgium owned by Interxion Real Estate IX N.V. and a pledge on the rights under the intergroup lease agreement between InterXion Real Estate IX N.V., as lessor, and InterXion Belgium N.V., as lessee, and is guaranteed by Interxion Real Estate Holding B.V. The principal amount of the mortgage loan is required to be repaid in quarterly installments of €153,330 of which the first quarterly installment was paid on July 31, 2014. The mortgage loan has a maturity of 15 years and a variable interest rate based on EURIBOR plus 200 basis points. The financing agreement does not include any financial covenants. In July 2019, the interest rate applicable to this mortgage was fixed for a period of ten years.

On April 8, 2016, the Group completed a €14.6 million financing agreement, consisting of a loan that is secured by a mortgage on certain data center property in Austria owned by Interxion Real Estate VII GmbH and a pledge on the rights under the intergroup lease agreement between InterXion Real Estate VII GmbH, as lessor, and Interxion Österreich GmbH, as lessee. The principal amount of the mortgage loan is required to be repaid in 177 monthly installments, increasing from €76,000 to €91,750. The mortgage loan has a maturity of fourteen years and nine months and has a variable interest rate based on EURIBOR plus 195 basis points. The financing agreement includes a minimum equity requirement for

Interxion Real Estate VII GmbH of €4.9 million. In April 2019, the interest rate applicable to this mortgage was fixed for a period of eleven years and nine months.

On December 1, 2017, the Group renewed a €10.0 million financing agreement, entered into in 2012, consisting of a loan that is secured by a mortgage on certain data center property in The Netherlands owned by Interxion Real Estate IV B.V. The principal amount of the mortgage loan is required to be repaid in four annual instalments of €667,000 commencing in December 2018 and a final installment of €7,332,000 which is due on December 31, 2022. The mortgage loan has a variable interest rate based on EURIBOR (subject to a zero percent EURIBOR floor) plus 225 basis points. The financing agreement includes a minimum required debt service capacity ratio of 1.20 to 1.00, based on the operations of Interxion Real Estate IV B.V. In August 2019, the interest rate applicable to this mortgage was fixed for a period of three years.

On July 12, 2018, the Group completed a €6.0 million financing agreement, consisting of a loan that is secured by a mortgage on certain data center property in The Netherlands owned by Interxion Real Estate V B.V. and a pledge on rights under the intergroup lease agreement between Interxion Real Estate V B.V., as lessor, and Interxion Nederland B.V., as lessee. The principal amount of the mortgage loan is required to be repaid in four annual instalments of €400,000 commencing July 12, 2019 and a final installment of €4,400,000 which is due on July 1, 2023. The mortgage loan has a variable interest rate based on EURIBOR plus 225 basis points. The financing agreement includes a minimum required debt service capacity ratio of 1.20 to 1.00, based on the operations of Interxion Real Estate V B.V. In August 2019, the interest rate applicable to this mortgage was fixed for a period of four years.

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On April 25, 2019, the Group completed a €28.0 million financing agreement, consisting of a loan that is secured by a mortgage on certain data center property (FRA8, FRA10, FRA11, FRA13 and FRA14) in Germany owned by Interxion Real Estate I B.V. and a pledge on the rights under the intergroup lease agreements between InterXion Real Estate I B.V., as lessor, and Interxion Deutschland GmbH, as lessee. This financing agreement replaced a €15.0 million financing agreement entered into in 2015, which was secured by a mortgage on certain data center property (FRA8 and FRA10) in Germany owned by Interxion Real Estate I B.V. and a pledge on the rights under the intergroup lease agreement between InterXion Real Estate I B.V., as lessor, and Interxion Deutschland GmbH, as lessee. The principal amount of the mortgage loan is required to be repaid in four annual installments of €1.75 million of which the first annual installment is payable on April 25, 2020, and a final installment of €21.0 million which is due on April 25, 2024. The mortgage loan has a maturity of five years and has a variable interest rate based on EURIBOR plus 225 basis points. The financing agreement includes a minimum required debt service capacity ratio of 1.20 to 1.00, based on the operations of Interxion Real Estate I B.V. In September 2019, the interest rate applicable to this mortgage was fixed for a period of five years.

Further details are in the Borrowing section (see Note 20).

Subsequent to the business combination with Digital Realty the mortgages have been repaid and interest rate swaps were terminated. Refer to Note 28 – Events subsequent to the balance sheet date.

Market risk

Currency risk

The Group is exposed to currency risk on sales, purchases and borrowings that are denominated in a currency other than the respective functional currencies of Group entities, primarily the euro, but also pounds sterling (GBP), Swiss francs (CHF), Danish kroner (DKK) and Swedish kronor (SEK). The currencies in which these transactions are primarily denominated are EUR, GBP, CHF, DKK, SEK and USD.

Historically, the revenues and operating costs of each of the Group’s entities have provided an economic hedge against foreign currency exposure and have not required foreign currency hedging.

It is anticipated that a number of capital expansion projects will be funded in a currency that is not the functional currency of the entity in which the associated expenditure will be incurred. In the event that this occurs and is material to the Group, the Group will seek to implement an appropriate hedging strategy.

The majority of the Group’s borrowings are euro denominated and the Company believes that the interest on these borrowings will be serviced from the cash flows generated by the underlying operations of the Group, the functional currency of which is the euro. The Group’s investments in subsidiaries are not hedged.

Interest rate risk

Following the issue of the Senior Notes, the Group is not exposed to significant variable interest rate expense for borrowings.

The Group has a number of mortgages which have variable interest rates, based on EURIBOR plus individual margins. These mortgages are disclosed in “Liquidity Risk—Mortgages” and Note 21 “Financial Instruments”.

Other risks

Price risk

There is a risk that changes in market circumstances, such as strong unanticipated increases in operational costs, construction of new data centers or churn in customer contracts, will negatively affect the Group’s income. Customers individually have short-term contracts that require notice before termination. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return.

The Group is a significant user of power and is exposed to increases in power prices. It uses independent consultants to monitor electricity price changes and seeks to negotiate fixed-price term agreements with the power supply companies, not more than for own use, where possible. The risk to the Group is mitigated by the contracted ability to recover power price increases through adjustments in the pricing for power services.

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Capital management

The Group has a capital base comprising its equity, including reserves, Senior Notes, mortgage loans, finance leases and committed debt facilities. It monitors its solvency ratio, financial leverage, funds from operations and net debt with reference to multiples of its previous 12 months’ Adjusted EBITDA levels. The Company’s policy is to maintain a strong capital base and access to capital in order to sustain the future development of the business and maintain shareholders’, creditors’ and customers’ confidence.

The principal use of capital in the development of the business is through capital expansion projects for the deployment of further Equipped space in new and existing data centers. Major capital expansion projects are not initiated unless the Company has access to adequate capital resources to complete the project, and the projects are evaluated against target internal rates of return before approval. Capital expansion projects are continually monitored before and after completion.

There were no changes in the Group’s approach to capital management during the year.

Subsequent to the business combination with Digital Realty the Senior Notes and mortgages have been repaid and the Revolving Facility has been terminated. Refer to Note 28 – Events subsequent to the balance sheet date.

5.       Information by segment

Operating segments are to be identified on the basis of internal reports about components of the Group that are regularly reviewed by the chief operating decision maker in order to allocate resources to the segments and to assess their performance. The Board of Directors monitors the operating results of its business units separately for the purpose of making decisions about performance assessments.

There are two segments: the first, Big4, comprises France, Germany, The Netherlands and the United Kingdom; the second, Rest of Europe, comprises Austria, Belgium, Denmark, Ireland, Spain, Sweden and Switzerland. Shared expenses, such as corporate management, general and administrative expenses, expenses relating to loans and borrowings, and income tax assets and liabilities, are stated in Corporate and other.

The evaluation of the performance of the reportable segments is primarily based on the measures of revenue, Adjusted EBITDA and Adjusted EBITDA excluding the impact of IFRS 16. Other information, except as noted below, provided to the Board of Directors is measured in a manner consistent with that in the financial statements.

The geographic information analyzes the Group’s revenues and non-current assets by country of domicile and other individually material countries. In presenting the geographic information, both revenue and assets excluding deferred tax assets and financial instruments are based on geographic location.

	Revenues			Non-current assets excluding deferred tax assets, investment in associate and financial instruments
		(€’000)			(€’000)
	2019	2018	2017	2019	2018	2017
France	111,081	100,391	86,180	577,315	349,312	261,558
Germany	166,680	138,016	106,069	581,773	442,681	374,893
The Netherlands	95,694	84,019	80,411	577,804	475,757	373,390
United Kingdom	49,509	47,882	45,977	246,369	103,893	87,955
Other countries	209,961	191,444	170,665	692,470	462,168	350,624
Total	632,925	561,752	489,302	2,675,731	1,833,783	1,448,420

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Information by segment 2019

	Big4	Rest of Europe	Subtotal	Corporate and other	Total
			(€’000)
Recurring revenue	403,382	198,274	601,656	—	601,656
Non-recurring revenue	19,582	11,687	31,269	—	31,269
Total revenue	422,964	209,961	632,925	—	632,925
Cost of sales	(140,545)	(61,810)	(202,355)	(12,592)	(214,947)
Gross profit/(loss)	282,419	148,151	430,570	(12,592)	417,978
Sales and marketing costs	(10,568)	(7,168)	(17,736)	(19,368)	(37,104)
General and administrative costs	(136,801)	(58,835)	(195,636)	(80,368)	(276,004)
Operating income	135,050	82,148	217,198	(112,328)	104,870
Share of result of equity-accounted investees, net of tax					(641)
Net finance expense					(49,100)
Profit before taxation					(55,129)

Total assets	2,147,360	750,376	2,897,736	119,088	3,016,824
Total liabilities	611,416	203,214	814,630	1,215,303	2,029,933
Capital expenditure, including intangible assets(1)	(400,448)	(167,522)	(567,790)	(26,290)	(594,260)
Depreciation and amortization	116,954	47,863	164,817	12,977	177,794
Adjusted EBITDA(2)	254,181	131,802	385,983	(61,707)	324,276
Impact of IFRS 16	(20,765)	(10,081)	(30,846)	(1,886)	(32,732)
Adjusted EBITDA excluding the impact of IFRS 16(2)	233,416	121,721	355,137	(63,593)	291,544

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Information by segment 2018

	Big4	Rest of Europe	Subtotal	Corporate and other	Total
			(€’000)
Recurring revenue	352,692	180,391	533,083	—	533,083
Non-recurring revenue	17,616	11,053	28,669	—	28,669
Total revenue	370,308	191,444	561,752	—	561,752
Cost of sales	(141,312)	(63,464)	(204,776)	(14,686)	(219,462)
Gross profit/(loss)	228,996	127,980	356,976	(14,686)	342,290
Other income	86	—	86	—	86
Sales and marketing costs	(10,562)	(6,380)	(16,942)	(19,552)	(36,494)
General and administrative costs	(100,660)	(44,543)	(145,203)	(49,443)	194,646)
Operating income	117,860	77,057	194,917	(83,681)	111,236
Net finance expense					(61,784)
Profit before taxation					49,452

Total assets	1,508,967	520,834	2,029,801	232,753	2,262,554
Total liabilities	311,140	111,762	422,902	1,206,232	1,629,134
Capital expenditure, including intangible assets(1)	(318,595)	(113,775)	(432,370)	(18,809)	(451,179)
Depreciation and amortization	84,943	33,964	118,907	10,047	128,954
Adjusted EBITDA(2)	203,796	113,653	317,449	(59,651)	257,798

35

Information by segment 2017

	Big4	Rest of Europe	Subtotal	Corporate and other	Total
			(€’000)
Recurring revenue	302,346	160,170	462,516	—	462,516
Non-recurring revenue	16,291	10,495	26,786	—	26,786
Total revenue	318,637	170,665	489,302	—	489,302
Cost of sales	(119,931)	(57,810)	(177,741)	(12,730)	(190,471)
Gross profit/(loss)	198,706	112,855	311,561	(12,730)	298,831
Other income	97	—	97	—	97
Sales and marketing costs	(9,780)	(5,891)	(15,671)	(17,794)	(33,465)
General and administrative costs	(87,903)	(37,045)	(124,948)	(42,242)	(167,190)
Operating income	101,120	69,919	171,039	(72,766)	98,273
Net finance expense					(44,367)
Profit before taxation					53,906

Total assets	1,229,960	393,644	1,623,604	78,467	1,702,071
Total liabilities	274,076	78,247	352,323	760,087	1,112,410
Capital expenditure, including intangible assets(1)	(174,818)	(69,832)	(244,650)	(11,365)	(256,015)
Depreciation and amortization	72,721	29,365	102,086	6,166	108,252
Adjusted EBITDA(2)	174,818	99,665	274,483	(53,522)	220,961

Reconciliation to Adjusted EBITDA

Consolidated

	2019	2018	2017
		(€’000)
Net income	37,900	31,118	39,067
Income tax expense	17,229	18,334	14,839
Profit before taxation	55,129	49,452	53,906
Share of result of equity-accounted investees, net of tax	641	—	—
Finance income	(15,269)	(4,094)	(1,411)
Finance expense	64,369	65,878	45,778
Operating income	104,870	111,236	98,273
Depreciation and amortization	177,794	128,954	108,252
Share-based payments	24,506	12,704	9,929
M&A transaction costs(3)	17,106	3,235	4,604
Re-assessment of indirect taxes(4)	—	1,755	—
Income from sub-leases of unused data center sites(5)	—	(86)	(97)
Adjusted EBITDA(2)	324,276	257,798	220,961

36

Big4

	2019	2018	2017
		(€’000)
Operating income	135,050	117,860	101,120
Depreciation and amortization	116,954	84,943	72,721
Share-based payments	2,177	1,079	1,074
Income from sub-leases of unused data center sites(5)	—	(86)	(97)
Adjusted EBITDA(2)	254,181	203,796	174,818

Rest of Europe

	2019	2018	2017
		(€’000)
Operating income	82,148	77,057	69,919
Depreciation and amortization	47,863	33,964	29,365
Re-assessment of indirect taxes(4)	—	1,755	—
Share-based payments	1,791	877	381
Adjusted EBITDA(2)	131,802	113,653	99,665

Corporate and other

	2019	2018	2017
		(€’000)
Operating income	(112,328)	(83,681)	(72,766)
Depreciation and amortization	12,977	10,047	6,166
Share-based payments	20,538	10,748	8,474
M&A transaction costs(3)	17,106	3,235	4,604
Adjusted EBITDA(2)	(61,707)	(59,651)	(53,522)

Notes:

1)

Capital expenditure, including intangible assets, represent payments to acquire property, plant and equipment and intangible assets, as recorded in the consolidated statement of cash flows as “Purchase of property, plant and equipment” and “Purchase of intangible assets” respectively.

2)

“Adjusted EBITDA” and “Adjusted EBITDA excluding the impact of IFRS 16” are non-IFRS financial measures. See “Note 3—Significant accounting policies – Segment reporting” for more information on these measures, including why we believe that these supplemental measures are useful, and the limitations on the use of these supplemental measures.

3)

“M&A transaction costs” are costs associated with the evaluation, diligence and conclusion or termination of merger or acquisition activity. These costs are included in “General and administrative costs”.

4)	This re-assessment relates to years prior to 2018 and is therefore not representative of our current ongoing business.
5)	“Income from sub-leases of unused data center sites” represents the income on sub-lease of portions of unused data center sites to third parties. This income is treated as “Other income”.

37

6.       Revenue from contracts with customers

Disaggregated revenue information

Revenue consists of colocation revenue derived from the rendering of data center services, which includes customer installation services and equipment sales.

	For the year ended December 31, 2019
	Recurring revenues, mainly from primary data center services and recurring hands and eyes services	Non-recurring revenues, from additional setup and installations and hands and eyes services on demand	Total
		(€’000)
Geographical region
France	105,775	5,306	111,081
Germany	156,882	9,798	166,680
The Netherlands	92,907	2,787	95,694
United Kingdom	47,818	1,691	49,509
Other countries	198,274	11,687	209,961
Total revenue from contracts with customers	601,656	31,269	632,925

	For the year ended December 31, 2018
	Recurring revenues, mainly from primary data center services and recurring hands and eyes services	Non-recurring revenues, from additional setup and installations and hands and eyes services on demand	Total
		(€’000)
Geographical region
France	94,165	6,226	100,391
Germany	130,139	7,877	138,016
The Netherlands	82,467	1,552	84,019
United Kingdom	45,921	1,961	47,882
Other countries	180,391	11,053	191,444
Total revenue from contracts with customers	533,083	28,669	561,752

	For the year ended December 31, 2017
	Recurring revenues, mainly from primary data center services and recurring hands and eyes services	Non-recurring revenues, from additional setup and installations and hands and eyes services on demand	Total
		(€’000)
Geographical region
France	79,816	6,364	86,180
Germany	99,478	6,591	106,069
The Netherlands	78,712	1,699	80,411
United Kingdom	44,340	1,637	45,977
Other countries	160,170	10,495	170,665
Total revenue from contracts with customers	462,516	26,786	489,302

38

Considerations from contracts with customers which have been received or which are receivable at reporting date, have not been adjusted for any financing component, since the period between fulfilling performance obligations and receipt of the consideration is less than one year.

The Group did not incur significant incremental costs to obtain contracts with customers. There are no significant assets relating to costs to fulfil contracts with customers.

Contract balances

The following table provides information about receivables, contract assets and contracts liabilities from contracts with customers.

	December 31, 2019	December 31, 2018	January 1, 2018
			(€’000)
Trade receivables	141,101	99,904	113,518
Contract assets	42,873	41,754	36,575
Contract liabilities (current)	(85,690)	(60,472)	(73,262)
Contract liabilities (non-current)	(15,256)	(11,045)	(7,557)

The contract assets primarily relate to the Group’s rights to consideration for services provided but not billed at the reporting date. The contract assets are transferred to Trade receivables when the rights become unconditional, which is usually when the Group issues an invoice to the customer.

The contract liabilities primarily relate to the advance consideration received from customers for setup and installation work that is directly related to primary data center services and has been executed close to commencement date of the customer contracts. The amounts included in the current contract liability balance at the beginning of 2019, have been partly recognized as revenue during the year.

7.       General and administrative costs

The general and administrative costs consist of the following components:

	2019	2018	2017
		(€’000)
Depreciation and amortization	177,794	128,954	108,252
Share-based payments	24,506	12,704	9,929
M&A transaction costs	17,106	3,235	4,604
Employee benefit expenses (excluding share-based payments)	23,159	18,407	16,918
Other general and administrative costs	33,439	31,346	27,487
	276,004	194,646	167,190

39

8.       Employee benefit expenses

The Group employed an average of 844 employees (full-time equivalents) during 2019 (2018: 720 and 2017: 638). Costs incurred in respect of these employees were:

	2019	2018	2017
		(€’000)
Salaries and bonuses	67,744	57,689	50,580
Social security charges	11,089	9,424	8,147
Contributions to defined contribution pension plans	4,240	3,303	3,063
Other personnel-related costs	7,599	9,243	8,572
Share-based payments	24,506	12,704	9,929
	115,178	92,363	80,291

The following income statement line items include employee benefit expenses of:

	2019	2018	2017
		(€’000)
Costs of sales	42,968	38,027	31,877
Sales and marketing costs	24,545	23,225	21,567
General and administrative costs	47,665	31,111	26,847
	115,178	92,363	80,291

The Group operates a defined contribution scheme for most of its employees. The contributions are made in accordance with the scheme and are expensed in the income statement as incurred.

9.       Finance income and expense

	2019	2018	2017
		(€’000)
Bond premium and fees in income	—	3,140	1,188
Bank and other interest	1,074	477	223
Fair value adjustment of convertible loans	11,147	469	—
Net foreign currency exchange gain	3,048	8	—
Finance income	15,269	4,094	1,411
Interest expense on Senior (Secured) Notes, bank and other loans	(48,869)	(49,262)	(37,706)
Interest expense on lease liabilities	(11,389)	(3,375)	(3,667)
Bond premium and fees in expense	(1,546)	(945)	—
Other financial expenses	(2,565)	(12,296)	(2,707)
Net foreign currency exchanges loss	—	—	(1,698)
Finance expense	(64,369)	(65,878)	(45,778)
Net finance expense	(49,100)	(61,784)	(44,367)

“Interest expense on lease liabilities” as from 2019 includes interest relating to lease liabilities which were recognized as a result of the implementation of IFRS 16.

In 2018, Other financial expenses include the impact of gains and losses recognized with respect to the redemption of the Senior Secured Notes due 2020 and the termination of three revolving credit facility agreements.

40

The Fair value adjustment of convertible loans reflects the changes in the fair value of convertible and bridge loans given to Icolo, which are carried at FVTPL. Interest income relating to these convertible loans is included in “Bank and other interest”.

10.       Income taxes

Income tax expense

	2019	2018	2017
		(€’000)
Current taxes	(19,256)	(17,990)	(13,814)
Deferred taxes	2,027	(344)	(1,025)
Total income tax expense	(17,229)	(18,334)	(14,839)

Reconciliation of effective tax rate

A reconciliation between income taxes calculated at the Dutch statutory tax rate of 25% in 2019 (25% in 2018 and 2017) and the actual tax benefit/(expense) with an effective tax rate of 31.3% (37.1% in 2018 and 27.5% in 2017) is as follows:

	2019		2018		2017
	(€’000)%		(€’000)%		(€’000)%
Net income	37,900		31,118		39,067
Income tax expense	17,229		18,334		14,839
Profit before taxation	55,129		49,452		53,906
Income tax using Company’s domestic tax rate	(13,782)	25.0%	(12,363)	25.0%	(13,477)	25.0%
Effect of tax rates in foreign jurisdictions	705	(1.3)%	(24)	0.0%	(99)	0.2%
Change in tax rate and legislation	119	(0.2)%	(2,768)	5.6%	554	(1.0)%
Non-deductible expenses	(2,514)	4.6%	(3,329)	6.7%	(2,496)	4.6%
Recognition of previously unrecognized tax losses	—	0.0%	—	0.0%	—	0.0%
Prior year adjustments included in current year tax	(791)	1.4%	657	(1.3)%	201	(0.4)%
Other	(966)	1.8%	(507)	1.1%	478	(0.9)%
Income tax expense	(17,229)	31.3%	(18,334)	37.1%	(14,839)	27.5%

41

Recognized deferred tax assets/(liabilities)

The movement in recognized deferred tax assets/(liabilities) during the year is as follows:

	Property, plant and equipment, and Intangibles	Lease accounting	Other	Tax loss carry- forward	Total	Of which reported as Deferred tax assets	Of which reported as Deferred tax liabilities
			(€’000)
Net deferred tax assets/(liabilities) January 1, 2017	(6,661)	—	2,009	16,997	12,345	20,370	(8,025)
Recognized in profit/(loss) for 2017	(4,019)	—	639	2,355	(1,025)
Recognized in equity	—	—	(37)	205	168
Acquisitions through business combinations	(7,790)	—	70	915	(6,805)
Effects of movements in exchange rates	174	—	(76)	(89)	9
Net deferred tax assets/(liabilities) December 31, 2017	(18,296)	—	2,605	20,383	4,692	24,470	(19,778)
Recognized in profit/(loss) for 2018	(3,707)	—	489	2,875	(343)
Recognized in equity	—	—	601	—	601
Effects of movements in exchange rates	80	—	(6)	(92)	(18)
Net deferred tax assets/(liabilities) December 31, 2018	(21,923)	—	3,689	23,166	4,932	21,807	(16,875)
Impact of IFRS 16 transition	—	(578)	578	—	—
Recognized in profit/(loss) for 2019	89	(4,385)	2,364	3,959	2,027
Recognized in equity	—	—	81	2,968	3,049
Effects of movements in exchange rates	(351)	7	91	(40)	(293)
Net deferred tax assets/(liabilities) December 31, 2019	(22,185)	(4,956)	6,803	30,053	9,715	31,785	(22,070)

The deferred tax assets and liabilities are presented as net amounts per tax jurisdiction as far as the amounts can be offset.

The estimated utilization of carried-forward tax losses in future years is based on management’s forecasts of future profitability by tax jurisdiction. In the years presented there were no unrecognized deferred tax assets.

The accumulated recognized and unrecognized tax losses expire as follows:

	2019	2018	2017
		(€’000)
Within one year	—	—	—
Between 1 and 5 years	23,460	23,458	25,352
After 5 years	106,584	74,623	35,164
Unlimited	8,936	14,559	27,748
Total recognized and unrecognized tax losses	138,980	112,640	88,264

42

11.       Property, plant and equipment

	Freehold land and buildings	Infrastructure and equipment	Assets under construction	Total data center assets	Office equipment and other	Total
			(€’000)
Cost: As at January 1, 2019	279,242	1,808,807	269,658	2,357,707	67,587	2,425,294
Impact of IFRS 16 transition	(32,836)	(17,744)	—	(50,580)	—	(50,580)
Additions	55,259	69,850	427,771	552,880	9,093	561,973
Exchange differences	795	6,822	3,255	10,872	332	11,204
Disposals	—	(9,753)	—	(9,753)	(9,079)	(18,832)
Transfers	52,742	267,140	(322,716)	(2,834)	2,834	—
As at December 31, 2019	355,202	2,125,122	377,968	2,858,292	70,767	2,929,059
Accumulated depreciation and impairment:
As at January 1, 2019	(25,545)	(638,335)	—	(663,880)	(40,350)	(704,230)
Impact of IFRS 16 transition	1,056	1,796	—	2,852	—	2,852
Depreciation	(5,054)	(124,007)	—	(129,061)	(8,888)	(137,949)
Exchange differences	1	(4,053)	—	(4,052)	(240)	(4,292)
Disposals	—	7,525	—	7,525	9,057	16,582
As at December 31, 2019	(29,542)	(757,074)	—	(786,616)	(40,421)	(827,037)
Carrying amount as at December 31, 2019	325,660	1,368,048	377,968	2,071,676	30,346	2,102,022
Cost: As at January 1, 2018	227,715	1,534,440	116,437	1,878,592	55,065	1,933,657
Additions	45,598	99,406	353,254	488,258	13,035	501,293
Exchange differences	225	(790)	(526)	(1,091)	67	(1,024)
Disposals	—	(7,538)	—	(7,538)	(1,094)	(8,632)
Transfers	5,704	183,289	(189,507)	(514)	514	—
As at December 31, 2018	279,242	1,808,807	269,658	2,357,707	67,587	2,425,294
Accumulated depreciation and impairment:
As at January 1, 2018	(21,098)	(537,035)	—	(558,133)	(33,053)	(591,186)
Depreciation	(4,448)	(108,252)	—	(112,700)	(8,030)	(120,730)
Exchange differences	1	(275)	—	(274)	(59)	(333)
Disposals	—	7,227	—	7,227	792	8,019
As at December 31, 2018	(25,545)	(638,335)	—	(663,880)	(40,350)	(704,230)
Carrying amount as at December 31, 2018	253,697	1,170,472	269,658	1,693,827	27,237	1,721,064
Cost: As at January 1, 2017	176,421	1,315,971	111,803	1,604,195	46,761	1,650,956
Additions	28,712	83,216	160,004	271,932	8,765	280,697
Acquisitions through business combinations	5,440	11,272	—	16,712	109	16,821
Exchange differences	(1)	(11,181)	(1,020)	(12,202)	(510)	(12,712)
Disposals	—	(2,045)	—	(2,045)	(60)	(2,105)
Transfers	17,143	137,207	(154,350)	—	—	—
As at December 31, 2017	227,715	1,534,440	116,437	1,878,592	55,065	1,933,657
Accumulated depreciation and impairment:
As at January 1, 2017	(16,237)	(452,054)	—	(468,291)	(26,634)	(494,925)
Depreciation	(4,861)	(91,912)	—	(96,773)	(6,812)	(103,585)
Exchange differences	—	5,050	—	5,050	333	5,383
Disposals	—	1,881	—	1,881	60	1,941
As at December 31, 2017	(21,098)	(537,035)	—	(558,133)	(33,053)	(591,186)
Carrying amount as at December 31, 2017	206,617	997,405	116,437	1,320,459	22,012	1,342,471

As at December 31, 2018, Freehold land and Buildings included €50.6 million in cost value and €2.9  million in accumulated depreciation where the Group was a lessee under finance leases. From 2019 leased assets are presented as a separate line in the balance sheet. Refer to note 3 for details about the changes in accounting policy.

In December 2019, the Group completed a transaction to purchase a parcel of land in Zurich, Switzerland. As of December 31, 2019, the carrying value of the land amounted to €24.1 million.

43

In December 2018, the Group completed a transaction to purchase a parcel of land in Copenhagen, Denmark. As of December 31, 2019, the carrying value of the land amounted to €9.4 million.

In October 2018, the Group completed a transaction to purchase a parcel of land in Zurich, Switzerland. As of December 31, 2019, the carrying value of the land amounted to €18.2 million.

In June 2018, the Group completed a transaction to purchase a parcel of land in Madrid, Spain. As of December 31, 2019, the carrying value of the land amounted to €8.2 million.

In April 2018, the Group completed a transaction to purchase a parcel of land in Amsterdam, Netherlands. As of December 31, 2019, the carrying value of the land amounted to €6.3 million.

In December 2017, the Group completed a transaction to purchase approximately 22,000 sqm of land in close proximity to the AMS8 data center. As of December 31, 2019, the carrying value of the land amounted to €14.8 million.

In October 2017, the Group completed a transaction to purchase a parcel of land in Frankfurt, Germany. As of December 31, 2019, the carrying value of the land amounted to €11.0 million. On September 29, 2015, the Group entered into a contract to lease the properties related to the AMS8 data center. The lease, which covers land and building, commenced during the third quarter of 2016. The land component has been treated as an operating lease, the building as a financial lease. As of December 31, 2019, the carrying value of the building amounted to €15.1 million.

In December 2012, the Group exercised its option to purchase the PAR7 data center land. The transfer of legal ownership was completed in 2019. As part of this transaction the relating lease liability has been repaid. As of December 31, 2019, the carrying amount of the land amounted to €20.9 million.

As at December 31, 2019, the carrying value of freehold land included in the category “Freehold land and buildings” amounted to €166.2 million (2018: €145.9 million; 2017: €104.6 million).

Depreciation of property, plant and equipment is disclosed as general and administrative cost in the consolidated income statements.

At December 31, 2019, properties with a carrying value of €141.0 million (2018: €96.7 million; 2017: €102.9 million) were subject to a registered debenture to secure mortgages (see Note 20). At December 31, 2018, properties with a carrying value of €49.1 million (2017: €50.2 million) were subject to a finance lease agreement (see Note 20). As from 2019 all assets subject to a lease agreement are presented as Right-of-use assets on the balance sheet. Refer to note 3 for details about the changes in accounting policy.

Capitalized interest relating to borrowing costs for 2019 amounted to €14.9 million (2018: €4.9 million; 2017: €3.1 million). The cash effect of the interest capitalized for 2019 amounted to €14.9 million, which is presented in the Statement of Cash Flows under “Purchase of property, plant and equipment” (2018: €6.2 million; 2017: €3.9 million).

44

12.       Leases

The balance sheet shows the following amounts relating to leases:

	December 31, 2019	January 1, 2019 *
		(€’000)
Real Estate	427,361	455,527
Other lease	19,437	9,156
Cars	2,623	2,219
Right-of-use assets	449,421	466,812

Current	30,158	45,271
Non-current	438,910	427,179
Lease liabilities	469,068	472,450

*In the previous year, the group only recognized lease assets and lease liabilities in relation to leases that were classified as ‘finance leases’ under IAS 17  - Leases. The assets were presented in property, plant and equipment and the liabilities as part of the group’s borrowings.

Additions to the right-of-use assets during the 2019 financial year were € 35.4 million. During the year, the Group did not derecognize any right of use assets.

The statement of profit or loss shows the following amounts relating to leases:

2019
(€’000)
Depreciation of right-of-use assets - Real estate	26,411
Depreciation of right-of-use assets - Other leases	1,572
Depreciation of right-of-use assets - Cars	1,245
Depreciation of right-of-use assets	29,228

Interest expense on lease liabilities	11,389
Expense relating to short-term leases (included in cost of sales, sales and marketing costs and general and administrative costs)	58
Expense relating to leases of low-value assets (included in cost of sales, sales and marketing costs and general and administrative costs)	35
Expense relating to variable lease payments (included in cost of sales, sales and marketing costs and general and administrative costs)	—

The total cash outflow relating to leases in 2019 was € 60.0  million. Due to the implementation of IFRS 16 in 2019, the Company does not present comparative figures.

45

13.       Intangible assets and goodwill

The components of intangible assets are as follows:

	Power grid rights	Software	Goodwill	Customer portfolio	Other	Total
	(€’000)
Cost:
As at January 1, 2019	28,446	31,293	38,900	28,005	2,165	128,809
Additions	7,008	10,567	—	—	—	17,575
Exchange differences	355	26	—	—	—	381
Disposals	—	(98)	—	—	—	(98)
As at December 31, 2019	35,809	41,788	38,900	28,005	2,165	146,667
Accumulated amortization and impairment:
As at January 1, 2019	(3,937)	(17,351)	—	(2,584)	(1,706)	(25,578)
Amortization	(1,089)	(5,856)	—	(1,400)	(22)	(8,367)
Exchange differences	—	(25)	—	—	—	(25)
Disposals	—	98	—	—	—	98
As at December 31, 2019	(5,026)	(23,134)	—	(3,984)	(1,728)	(33,872)
Carrying amount as at December 31, 2019	30,783	18,654	38,900	24,021	437	112,795
Cost:
As at January 1, 2018	21,820	26,810	38,900	28,005	2,165	117,700
Additions	6,699	4,747	—	—	—	11,446
Exchange differences	(73)	(9)	—	—	—	(82)
Disposals	—	(255)	—	—	—	(255)
As at December 31, 2018	28,446	31,293	38,900	28,005	2,165	128,809
Accumulated amortization and impairment:
As at January 1, 2018	(3,005)	(12,403)	—	(1,167)	(1,632)	(18,207)
Amortization	(932)	(5,213)	—	(1,417)	(74)	(7,636)
Exchange differences	—	10	—	—	—	10
Disposals	—	255	—	—	—	255
As at December 31, 2018	(3,937)	(17,351)	—	(2,584)	(1,706)	(25,578)
Carrying amount as at December 31, 2018	24,509	13,942	38,900	25,421	459	103,231
Cost:
As at January 1, 2017	18,582	21,519	—	—	2,165	42,266
Additions	3,466	5,326	—	—	—	8,792
Acquisitions through business combinations	—	—	38,900	28,005	—	66,905
Exchange differences	(228)	(35)	—	—	—	(263)
Disposals	—	—	—	—	—	—
As at December 31, 2017	21,820	26,810	38,900	28,005	2,165	117,700
Accumulated amortization and impairment:
As at January 1, 2017	(2,232)	(9,816)	—	—	(1,524)	(13,572)
Amortization	(773)	(2,619)	—	(1,167)	(108)	(4,667)
Exchange differences	—	32	—	—	—	32
Disposals	—	—	—	—	—	—
As at December 31, 2017	(3,005)	(12,403)	—	(1,167)	(1,632)	(18,207)
Carrying amount as at December 31, 2017	18,815	14,407	38,900	26,838	533	99,493

Amortization of intangible assets is disclosed as general and administrative cost in the consolidated income statement.

Impairment test on goodwill

The goodwill relates to the acquisition of Interxion Science Park in February 2017. This business has been integrated in the Dutch operating company and is as such considered part of the Dutch cash generating unit (“CGU”). As such, the annual impairment test on acquisition goodwill is carried out on this CGU in October of each year.

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The recoverable amount of the Dutch CGU was based on value in use, estimated using discounted cash flows.

The key assumptions used in the estimation of the recoverable amount are set out below. The values assigned to the key assumptions represent management’s assessment of future trends in the relevant industries and have been based on historical data from both external and internal sources.

Percentages	2019	2018	2017
Discount rate (pre-tax)	8.2%	8.4%	8.2%
Terminal value growth rate	0.9%	0.9%	1.1%
Budgeted Adjusted EBITDA growth rate throughout the forecast	0.0%	0.0%	0.0%

The cash flow projections included specific estimates for 2020 and a terminal growth rate thereafter. The terminal growth rate was determined based on management’s estimate.

The budgeted Adjusted EBITDA for 2020 and in steady state was based on expectations of future outcomes taking into account past experience.

Customer portfolio

The customer portfolio was identified as a separate asset after the acquisition of InterXion Science Park B.V. in 2017. It has been initially recognized at fair value and is being amortized in 20 years.

14.       Investment in associate and other investments

Investment in associate

On 17 April 2019, the Group completed the acquisition of 40% of the share capital of Icolo, a company that is investing in a green field and operating a data center business in Kenya. The transaction price for the shares amounted to USD 4.2 million. As the Group has gained significant influence, Icolo is accounted for as an investment in an equity-accounted associate.

As part of this transaction, the Group also acquired certain convertible loans from the parties from whom it purchased 40% of the shares. These convertible loans are presented as Other investments, as part of Non-current assets.

The carrying amount of equity-accounted investments has developed as follows during 2019:

Investment in Associate
(€’000)

As at January 1, 2019	—
Additions	3,745
The Group’s share in Net loss for the period	(641)
Exchange differences	(54)
As at December 31, 2019	3,050

The following table summarizes the financial information of Icolo as included in its own financial statements, adjusted for fair value adjustments at acquisition and differences in accounting policies. The table also reconciles the summarized financial information to

47

the carrying amount of the Group’s interest in Icolo. The information presented in the table includes the results of Icolo for the period from 17 April to 31 December 2019.

2019
(€’000)

Percentage ownership interest	40%
Non-current assets	21,547
Current assets	2,057
Non-current liabilities	(14,982)
Current liabilities	(998)
Net assets (100%)	7,624
Group’s share of net assets (40%)	3,050
Carrying amount of interest in associate	3,050
Revenue	411
Profit/(loss) from continuing operations (100%)	(1,603)
Other comprehensive income/(loss) (100%)	—
Total comprehensive income/(loss) (100%)	(1,603)
Total comprehensive income/(loss) (40%)	(641)
Group’s share of total comprehensive income	(641)

Other investments

The other investments represent convertible loans with a nominal value of USD 7.5 million (2018: USD 7.5 million) and bridge loans of USD 2.0 million (2018: nil) provided by Interxion Participation 1 B.V. to Icolo as well as accrued interest. Additionally, it includes convertible loans with a nominal value of USD 0.8 million, which were acquired as part of the transaction under which Interxion Participation 1 B.V. acquired 40% of the share capital of Icolo.  Non-convertible bridge loans provided to Icolo are presented as Trade and other current assets.

Interxion has the option to convert the loans into equity on the maturity date or upon occurrence of an enforcement event. Upon implementation of IFRS 9 – Financial Instruments, the convertible loan is considered a single instrument, to be carried at fair value through profit and loss. Accordingly, since January 1, 2018, it has been accounted for as such. In April 2020 the conversion option has been exercised, refer to Note 28 – Events subsequent to the balance sheet date for more details.

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15.       Other non-current assets and Trade and other current assets

	2019	2018	2017
		(€’000)
Other non-current assets
Data center-related prepaid expenses	2,379	4,305	2,708
Rental and other supplier deposits	3,489	4,069	3,736
Collateralised cash	4,195	3,524	3,529
Non-current indirect tax receivables	3,649	—	—
Deferred setup cost	2,256	2,413	2,806
Deferred financing costs	1,716	1,741	—
Deferred rent related stamp duties	1,839	791	895
Other investments	22,467	—	—
	41,990	16,843	13,674

	2019	2018	2017
		(€’000)
Trade and other current assets
Trade receivables – net (Note 20)	141,101	99,904	113,518
Accrued revenue	42,873	41,754	36,575
Loans provided to related parties	3,377	—	—
Prepaid expenses and other current assets	12,870	27,061	16,745
VAT receivables	27,265	24,029	12,415
Collateralised cash	380	12,865	533
	227,866	205,613	179,786

As at 31 December 2018, Data- center-related prepaid expenses included €2.2 million, and prepaid expenses and other current assets included €17.6 million, in prepayments which have been adjusted to right-of-use assets at the implementation of IFRS 16.

Accrued revenue relates to service-fee holidays provided in relation to our long-term customer contracts. As of December 31, 2019, €14.6 million of the accrued revenue balance will not be realized within 12 months.

Prepaid expenses and other current assets principally comprise accrued income, prepaid insurances and other related operational data center and construction-related prepayments.

Loans provided to related parties consists of bridge loans and property loans provided to Icolo.

As at December 31, 2019, collateralized cash amounting to €4.6 million is held to support the issuance of bank guarantees on behalf of a number of subsidiary companies (2018: €16.4 million; 2017: €4.1 million).

16.       Cash and cash equivalents

Cash and cash equivalents are at free disposal of the Company. Cash held as collateral is presented as other current and non-current assets.

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17.       Shareholders’ equity

Share capital and share premium

(In thousands of ordinary shares)	2019	2018	2017
On issue at January 1,	71,708	71,415	70,603
Issue / conversion of shares	4,938	293	812
On issue at December 31,	76,646	71,708	71,415

On January 28, 2011, the Company issued 16,250 thousand new shares (post reverse stock split) at the New York Stock Exchange under the ticker symbol INXN. On completion of the offering, the Company did a reverse stock split 5:1, which resulted in nominal value of €0.10 per ordinary shares. The 34,808 thousand Preferred Shares were converted into ordinary shares and the Liquidation Price of €1.00 (post reverse stock split) per Preferred A Share was either paid out in cash or converted in ordinary shares (3.3 million ordinary shares).

In 2019, a total of 0.3 million (2018: 0.3 million, 2017: 0.8 million) options were exercised and restricted and performance shares were vested, including the shares issued under the YourShare plan1.

On July 1, 2019 the Company issued 4.6 million ordinary shares at a value of USD 72.75. The net cash proceeds amount to €282.0 million and are used for general corporate purposes. At December 31, 2019, 2018 and 2017, the authorized share capital comprised 200,000,000 ordinary shares at par value of €0.10. All issued shares are fully paid.

Foreign currency translation reserve

The foreign currency translation reserve comprises of all foreign exchange differences arising from the translation of the financial statements of foreign operations as well as from the translation of intergroup balances with a permanent nature.

18.       Earnings per share

Profit attributable to ordinary shareholders

	2019	2018	2017
		(€’000)
Profit attributable to ordinary shareholders	37,900	31,118	39,067

Basic earnings per share

The calculation of basic earnings per share at December 31, 2019, was based on the profit attributable to ordinary shareholders and a weighted average number of ordinary shares outstanding during the year ended December 31, 2019, of 74,234,000 (for the years; 2018: 71,562,000 and 2017: 71,089,000). Profit is attributable to ordinary shareholders on an equal basis.

Diluted earnings per share

The calculation of diluted earnings per share at December 31, 2019, was based on the profit attributable to ordinary shareholders and a weighted average number of ordinary shares and the impact of dilutive options, restricted shares and performance shares outstanding during the year ended December 31, 2019, of 74,856,000 (for the years; 2018: 72,056,000 and 2017: 71,521,000).

1Refer to Note 22 – Share-based payments for more details.

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Weighted average number of ordinary shares

	2019	2018	2017
		(in thousands of shares)
Weighted average number of ordinary shares at December 31,	74,234	71,562	71,089
Dilution effect of share options, restricted and performance shares on issue	622	494	432
Weighted average number of ordinary (diluted) at December 31,	74,856	72,056	71,521

19.       Trade payables and other liabilities

	2019	2018	2017
		(€’000)
Non-current
Deferred revenue	15,256	11,056	7,557
Other non-current liabilities	3,048	22,998	16,114
	18,304	34,054	23,671
Current
Trade payables	55,409	109,463	47,489
Tax and social security	10,950	7,989	9,357
Customer deposits	19,034	20,098	20,878
Deferred revenue	85,690	60,472	73,262
Accrued expenses	89,641	81,074	78,804
Other current liabilities	19	1,781	122
	260,743	280,877	229,912

As at December 31, 2018, Other non-current liabilities included €21.4  million of rent holidays and datacenter related payables included €1.4  million of accruals which have been adjusted to right-of-use assets at the implementation of IFRS 16.

Trade payables include €32.0 million (2018: €87.9 million; 2017: €28.8 million) accounts payable in respect of purchases of property, plant and equipment. Accrued expenses include the following items:

	2019	2018	2017
		(€’000)
Data center-related costs	54,945	51,912	36,838
Personnel and related costs	16,467	14,746	13,273
Professional services	5,796	3,207	2,486
Customer implementation and related costs	6,435	4,484	4,492
Financing-related costs	2,903	2,780	17,909
Other	3,095	3,945	3,806
	89,641	81,074	78,804

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20.       Borrowings

	2019	2018	2017
		(€’000)
Non-current
Senior Notes 4.75%, due 2025	1,189,831	1,188,387	—
Senior Secured Notes 6.00%, due 2020	—	—	628,141
Mortgages	59,066	47,124	45,386
Finance lease liabilities*	—	31,302	50,525
	1,248,897	1,266,813	724,052
Current
Mortgages	5,008	4,258	8,254
Finance lease liabilities*	—	19,072	602
2017 Senior Secured Revolving Facility	—	—	99,904
	5,008	23,330	108,760
Total borrowings	1,253,905	1,290,143	832,812

*  See Note 3 for details about the impact from the IFRS 16 transition.

The carrying amounts of the Group’s borrowings are principally denominated in euros. The face value of the Senior Notes as of December 31, 2019 was €1,200.0 million (2018: €1,200.0 million). The face value of the Senior Secured Notes as of December 31, 2017 was €625.0 million.

The face value of the mortgages amounted to €64.7 million as of December 31, 2019 (2018: €52.0 million and 2017: €54.3 million).

Subsequent to the business combination with Digital Realty the Senior Notes and the mortgages have been repaid. Refer to Note 28 – Events subsequent to the balance sheet date.

Senior Notes and bank borrowings

Mortgages

On January 18, 2013, the Group completed a €10.0 million financing agreement, consisting of two loans that are secured by mortgages on the PAR3 land owned by Interxion Real Estate II Sarl and the PAR5 land owned by Interxion Real Estate III Sarl and a pledge on the rights under the intergroup lease agreements between Interxion Real Estate II Sarl and Interxion Real Estate III Sarl, as lessors, and Interxion France SAS, as lessee, and are guaranteed by Interxion France SAS. The principal amounts of the mortgage loans are required to be repaid in quarterly installments collectively amounting to €167,000 of which the first quarterly installment was paid on April 18, 2013. The mortgage loans have a maturity of 15 years and a variable interest rate based on EURIBOR plus an individual margin ranging from 240 to 280 basis points. The financing agreement requires the interest rate to be fixed for a minimum of 40% of the principal outstanding amount for a minimum of six years. In April 2013, the interest rate was fixed for approximately 75% of the principal outstanding amount for a period of ten years. The financing agreement does not include any financial covenants.

On April 1, 2014, the Group completed a €9.2 million financing agreement, consisting of a loan that is secured by a mortgage on the data center property in Belgium owned by Interxion Real Estate IX N.V. and a pledge on the rights under the intergroup lease agreement between InterXion Real Estate IX N.V., as lessor, and InterXion Belgium N.V., as lessee, and is guaranteed by Interxion Real Estate Holding B.V. The principal amount of the mortgage loan is required to be repaid in quarterly installments of €153,330 of which the first quarterly installment was paid on July 31, 2014. The mortgage loan has a maturity of 15 years and a variable interest rate based on EURIBOR plus 200 basis points. The financing agreement does not include any financial covenants. In July 2019, the interest rate applicable to this mortgage was fixed for a period of ten years.

On April 8, 2016, the Group completed a €14.6 million financing agreement, consisting of a loan that is secured by a mortgage on certain data center property in Austria owned by Interxion Real Estate VII GmbH and a pledge on the rights under the intergroup lease

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agreement between InterXion Real Estate VII GmbH, as lessor, and Interxion Österreich GmbH, as lessee. The principal amount of the mortgage loan is required to be repaid in 177 monthly installments, increasing from €76,000 to €91,750. The mortgage loan has a maturity of fourteen years and nine months and has a variable interest rate based on EURIBOR plus 195 basis points. The financing agreement includes a minimum equity requirement for Interxion Real Estate VII GmbH of €4.9 million. In April 2019, the interest rate applicable to this mortgage was fixed for a period of eleven years and nine months.

On December 1, 2017, the Group renewed a €10.0 million financing agreement, entered into in 2012, consisting of a loan that is secured by a mortgage on certain data center property in The Netherlands owned by Interxion Real Estate IV B.V. The principal amount of the mortgage loan is required to be repaid in four annual instalments of €667,000 commencing in December 2018 and a final installment of €7,332,000 which is due on December 31, 2022. The mortgage loan has a variable interest rate based on EURIBOR (subject to a zero percent EURIBOR floor) plus 225 basis points. The financing agreement includes a minimum required debt service capacity ratio of 1.20 to 1.00, based on the operations of Interxion Real Estate IV B.V. In August 2019, the interest rate applicable to this mortgage was fixed for a period of three years.

On July 12, 2018, the Group completed a €6.0 million financing agreement, consisting of a loan that is secured by mortgage on certain data center property in The Netherlands owned by Interxion Real Estate V B.V. and a pledge on rights under the intergroup lease agreement between Interxion Real Estate V B.V., as lessor, and Interxion Nederland B.V., as lessee. The principal amount of the mortgage loan is required to be repaid in four annual instalments of €400,000 commencing July 12, 2019 and a final installment of €4,400,000 which is due on July 1, 2023. The mortgage loan has a variable interest rate based on EURIBOR plus 225 basis points. The financing agreement includes a minimum required debt service capacity ratio of 1.20 to 1.00, based on the operations of Interxion Real Estate V B.V. In August 2019, the interest rate applicable to this mortgage was fixed for a period of four years.

On April 25, 2019, the Group renewed and completed a €28.0 million financing agreement, consisting of a loan that is secured by a mortgage on certain data center property (FRA8, FRA10, FRA11, FRA13 and FRA14) in Germany owned by Interxion Real Estate I B.V. and a pledge on the rights under the intergroup lease agreements between InterXion Real Estate I B.V., as lessor, and Interxion Deutschland GmbH, as lessee. This financing agreement replaced a €15.0 million financing agreement entered into in 2015, which was secured by a mortgage on certain data center property (FRA8 and FRA10) in Germany owned by Interxion Real Estate I B.V. and a pledge on the rights under the intergroup lease agreement between InterXion Real Estate I B.V., as lessor, and Interxion Deutschland GmbH, as lessee. The principal amount of the mortgage loan is required to be repaid in four annual installments of €1.75 million of which the first annual installment is payable on April 25, 2020, and a final installment of €21.0 million which is due on April 25, 2024. The mortgage loan has a maturity of five years and has a variable interest rate based on EURIBOR plus 225 basis points. The financing agreement includes a minimum required debt service capacity ratio of 1.20 to 1.00, based on the operations of Interxion Real Estate I B.V. In September 2019, the interest rate applicable to this mortgage was fixed for a period of five years.

These mortgages do not conflict with the restrictions of the Indenture and the Revolving Facility.

Senior Notes

On June 18, 2018, the Company issued an aggregate principal amount of €1,000 million 4.75% Senior Notes due 2025 (the “Senior Notes”). The net proceeds of the offering were used to redeem the entire amounts relating to the €625 million Senior Secured Notes due 2020, to repay amounts drawn under revolving credit facilities, to pay all related fees, expenses and premiums and for other general corporate purposes.

The Senior Notes are governed by an indenture dated June 18, 2018, between the Company, as issuer, the guarantors named therein, The Bank of New York Mellon, London Branch, as trustee and paying agent and The Bank of New York Mellon SA/NV, Luxembourg Branch as transfer agent and registrar (the “Indenture”). The Indenture contains customary restrictive covenants, including but not limited to limitations or restrictions on our ability to incur debt, grant liens, and sell assets. The restrictive covenants are subject to customary exceptions including, in relation to the incurrence of certain additional debt, a consolidated fixed charge coverage ratio (calculated as a ratio of Adjusted EBITDA excluding the impact of IFRS 16 to consolidated interest expense) of at least 2.00 to 1.00 on a pro forma basis for the four full fiscal quarters (taken as one period) for which financial statements are available immediately preceding the incurrence of such debt.

The Senior Notes are guaranteed by certain of the Company’s subsidiaries.

On September 20, 2018, the Company issued a further €200.0 million aggregate principal amount of its Senior Notes (the “Additional Notes”). The net proceeds of the offering amounted to €203.8 million, net of offering fees and expenses of €2.2 million. The net proceeds contained the nominal value of the Additional Notes, plus an issuance premium of 103.00%. The Additional Notes, which

53

are guaranteed by certain subsidiaries of the Company, were issued under the Indenture pursuant to which, on June 18, 2018, the Company issued the Senior Notes.

The Company may redeem all or part of the Senior Notes. The Company has the following redemption rights:

Optional redemption prior to June 15, 2021 upon an equity offering

At any time and from time to time prior to June 15, 2021, upon not less than 10 and not more than 60 days’ notice, we may on any or more occasions redeem up to 40% of the original aggregate principal amount of the Senior Notes (including any additional notes), with funds in an aggregate amount not exceeding the net cash proceeds received from one or more equity offerings at a redemption price equal to 104.75% of the principle amount of any such Senior Notes, plus accrued and unpaid interest and additional amounts, if any, on the Senior Notes redeemed to but excluding the redemption date, provided that:

a.the redemption takes place not later than 180 days after the closing of the related equity offering; and

b.at least 50% of the original aggregate principal amount of the Senior Notes (including any additional notes) issued under the Indenture remains outstanding immediately thereafter.

Optional redemption prior to June 15, 2021

At any time prior to June 15, 2021, upon not less than 10 and not more than 60 days’ notice, we may on any one or more occasions redeem the Senior Notes, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount thereof plus the applicable premium (as defined in the Indenture)as of, and accrued and unpaid interest and additional amounts, if any, on the Senior Notes redeemed to, but excluding, the redemption date.

Optional redemption on or after June 15, 2021

At any time and from time to time on or after June 15, 2021, upon not less than 10 and not more than 60 days’ notice, we may on any one or more occasions redeem the Senior Notes in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Senior Notes redeemed, to, but excluding, the applicable redemption date and Additional Amounts, if any, if redeemed during the twelve-month period beginning on June 15 of the year indicated below:

Year	Redemption price
2021	102.3750%
2022	101.1875%
2023 and thereafter	100.0000%

In connection with any tender offer for the Senior Notes, including a change of control offer or asset disposition offer, if Holders of Senior Notes of not less than 90% in aggregate principal amount of the then outstanding Senior Notes validly tender and do not withdraw such Senior Notes in such tender offer and we, or any third party making such a tender offer, purchases, all of the Senior Notes validly tendered and not withdrawn by such Holders, all of the Holders of the Senior Notes will be deemed to have consented to such tender or other offer and accordingly, we or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such tender offer expiration date, to redeem the Senior Notes that remain outstanding in whole, but not in part, following such purchase at a price equal to the price offered to each other Holder of Senior Notes (excluding any early tender or incentive fee) in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest and Additional Amounts, if any, thereon, to, but excluding, such redemption date.

Change of control

The Senior Notes and the Indenture also contain a change of control provision, which requires the Company to make an offer to purchase the Senior Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, upon the occurrence of certain events constituting a change of control (as defined in the Indenture) and a ratings event (as defined in the Indenture).

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Revolving Facility Agreement

On June 18, 2018, the Company entered into the €200.0 million 2018 revolving facility agreement (the “Revolving Facility Agreement”) between, among others, the Company, the arrangers named therein and ABN AMRO Bank N.V. as agent (for the purpose of this section, the “Agent”), pursuant to which the Revolving Facility has been made available to the Company.

In 2019, this facility was increased by €100.0 million for a total commitment of €300.0 million. As at December 31, 2019, the Revolving Facility was undrawn. In the first quarter of 2020, this facility was increased by €100.0 million for a total commitment of €400.0 million.

Covenants regarding Revolving Facility Agreement

The Revolving Facility Agreement requires us to maintain a specified financial ratio. The restrictive covenants are subject to customary exceptions including, in relation to the incurrence of certain additional debt, a consolidated fixed charge coverage ratio (calculated as a ratio of Adjusted EBITDA excluding the impact of IFRS 16 to consolidated interest expense) of at least 2.00 to 1.00 on a pro forma basis for the four full fiscal quarters (taken as one period) for which financial statements are available immediately preceding the incurrence of such debt. The Revolving Facility Agreement also includes a net leverage ratio financial covenant (tested on a quarterly basis provided that the Test Condition applies), which requires total net debt (calculated as a ratio to pro forma Adjusted EBITDA) not to exceed 5.00 to 1.00. In addition, the Revolving Facility Agreement permits us to elect, on a one-time basis and subject to certain conditions, to adjust the financial covenant to 5.50 to 1.00 for two consecutive quarter periods (including the quarter in which such election is made).

The breach of any of these covenants by the Company or the failure by the Company to maintain its net leverage ratio could result in a default under the Revolving Facility Agreement. As of December 31, 2019, the Company’s consolidated fixed charge coverage ratio was 4.57 to 1.00 and the leverage ratio was stood at 4.30 to 1.00.

The Company has remained in full compliance with all its covenants. In addition, the Company does not anticipate, in the next twelve months, any breach or failure that would negatively impact its ability to borrow funds under the Revolving Facility Agreement.

Change of control or sale of assets

If there is a sale of all or substantially all the assets of the Group whether in a single transaction or a series of related transactions, or a change of control that any beneficial owner gains control of the Company, then a lender under the Revolving Facility Agreement shall not be obliged to fund a loan to the Company.

In addition, if within 15 business days of the Company notifying the Agent of a change of control or sale of assets as described above, a lender wishes to cancel its commitment under the Revolving Facility Agreement as a result of that event, such lender’s commitments will be immediately cancelled and its participation in all outstanding loans shall, together with the accrued and unpaid interest and all other amounts accrued and outstanding under the agreement, become due and payable within five business days of the date on which the relevant lender notifies the applicable agent thereunder.

In 2020 the Revolving Facility Agreement has been terminated after completion of the business combination with Digital Realty. Refer to Note 28 – events subsequent to the balance sheet date for more details.

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Reconciliation to cash flow statement

The reconciliation of movements of liabilities to cash flows arising from financing activities is set out below:

	4.75% Senior Notes due 2025	Mortgages	Finance lease liabilities	Lease liabilities	Revolving Credit facilities	Share capital	Share premium	Foreign currency translation reserve	Hedging Reserve	Accumulated profit/(deficit)	Total
						(€’000)
Balance as at January 1, 2019	1,188,387	51,382	50,374	—	—	7,170	553,425	3,541	(165)	69,449	1,923,563
Adjustments for change in accounting policy	—	—	(50,374)	472,450	—	—	—	—	—	—	422,076
Adjusted Balance as of January 1, 2019	1,188,387	51,382	—	472,450	—	7,170	553,425	3,541	(165)	69,449	2,345,639
Changes from financing cash flows
Proceeds from issue of share capital	—	—	—	—	—	460	282,407	—	—	—	282,867
Transaction costs from issue of share capital	—	—	—	—	—	—	(855)	—	—	—	(855)
Proceeds from exercised options	—	—	—	—	—	8	1,836	—	—	—	1,844
Proceeds from mortgages	—	15,860	—	—	—	—	—	—	—	—	15,860
Repayment of mortgages	—	(3,259)	—	—	—	—	—	—	—	—	(3,259)
Proceeds from revolving facilities	—	—	—	—	40,000	—	—	—	—	—	40,000
Repayments of revolving facilities	—	—	—	—	(40,000)	—	—	—	—	—	(40,000)
Principal elements of lease payments (2018: Finance lease obligation)	—	—	—	(48,540)	—	—	—	—	—	—	(48,540)
Transaction costs Senior Notes	(200)	—	—		—	—	—	—	—	—	(200)
Transaction costs Revolving Facility	—	—	—		(789)	—	—	—	—	—	(789)
Total changes from financing cash flows	(200)	12,601	—	(48,540)	(789)	468	283,388	—	—	—	246,928

Other changes
Liability-related
Capitalized borrowing costs/bond premiums	1,644	91	—	—	789	—	—	—	—	—	2,524
Additions	—	—	—	35,413	—	—	—	—	—	—	35,413
Interest expense	—	—	—	11,389	—	—	—	—	—	—	11,389
Interest paid	—	—	—	(10,993)	—	—	—	—	—	—	(10,993)
Foreign currency exchange results	—	—	—	9,349	—	—	—	—	—	—	9,349
Total liability-related	1,644	91	—	45,158	789	—	—	—	—	—	47,682
Total equity-related other changes	—	—	—	—	—	27	26,011	6,494	(128)	37,211	69,615

Balance as at December 31, 2019	1,189,831	64,074	—	469,068	—	7,665	862,824	10,035	(293)	106,660	2,709,864

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	Senior Secured Notes due 2020	4.75% Senior Notes due 2025	Mortgages	Finance lease liabilities	Revolving Credit facilities	Share capital	Share premium	Foreign currency translation reserve	Hedging Reserve	Accumulated profit/(deficit)	Total
						(€’000)
Balance as at January 1, 2018	628,141	—	53,640	51,127	99,904	7,141	539,448	4,180	(169)	39,061	1,422,473
Changes from financing /cash flows
Proceeds from exercised options	—	—	—	—	—	29	1,707	—	—	—	1,736
Proceeds from mortgages	—	—	5,969	—	—	—	—	—	—	—	5,969
Repayment of mortgages	—	—	(8,335)	—	—	—	—	—	—	—	(8,335)
Proceeds from revolving facilities	—	—	—	—	148,814	—	—	—	—	—	148,814
Repayment of revolving facilities	—	—	—	—	(250,724)	—	—	—	—	—	(250,724)
Proceeds from 4.75% Senior Notes	—	1,194,800	—	—	—	—	—	—	—	—	1,194,800
Finance lease obligation	—	—	—	(1,170)	—	—	—	—	—	—	(1,170)
Repayment 6.00% Senior Secured Notes	(634,375)	—	—	—	—	—	—	—	—	—	(634,375)
Interest received at issuance of additional notes	—	2,428	—	—	—	—	—	—	—	—	2,428
Transaction costs Senior Notes	—	(7,122)	—	—	—	—	—	—	—	—	(7,122)
Transaction costs Revolving Facility	—	—	—	—	(2,542)	—	—	—	—	—	(2,542)
Total changes from financing cash flows	(634,375)	1,190,106	(2,366)	(1,170)	(104,452)	29	1,707	—	—	—	449,479

Other changes
Liability-related
Capitalized borrowing costs/bond premiums	(3,141)	709	108	—	4,548	—	—	—	—	—	2,224
Redemption fee repayment 6.00% Senior Secured Notes	9,375	—	—	—	—	—	—	—	—	—	9,375
Interest expense	—	—	—	417	—	—	—	—	—	—	417
Interest paid	—	(2,428)	—	—	—	—	—	—	—	—	(2,428)
Total liability-related	6,234	(1,719)	108	417	4548	—	—	—	—	—	9,588
Total equity-related other changes	—		—	—	—	—	12,270	(639)	4	30,388	42,023

Balance as at December 31, 2018	—	1,188,387	51,382	50,374	—	7,170	553,425	3,541	(165)	69,449	1,923,563

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	Senior Secured Notes	Mortgages	Finance lease liabilities	Senior Revolving Facility	Share capital	Share premium	Foreign currency translation reserve(i)	Hedging Reserve	Accumulated profit/(deficit)(i)	Total
					(€’000)
Balance as at January 1, 2017	629,327	54,412	51,718	—	7,060	523,671	11,004	(243)	(6)	1,276,943
Changes from financing cash flows
Proceeds from exercised options	—	—	—	—	55	6,914	—	—	—	6,969
Proceeds from mortgages	—	9,950	—	—	—	—	—	—	—	9,950
Repayment of mortgages	—	(10,848)	—	—	—	—	—	—	—	(10,848)
Proceeds from Revolving Facilities	—	—	—	129,521	—	—	—	—	—	129,521
Repayment of Revolving Facilities	—	—	—	(30,000)	—	—	—	—	—	(30,000)
Finance lease obligation	—	—	(995)	—	—	—	—	—	—	(995)
Total changes from financing cash flows	—	(898)	(995)	99,521	55	6,914	—	—	—	104,597

Other changes
Liability-related
Amortized borrowing costs	(1,186)	126	—	383	—	—	—	—	—	(677)
Interest expense	—	—	404	—	—	—	—	—	—	404
Total liability-related	(1,186)	126	404	383	—	—	—	—	—	(273)
Total equity-related other changes	—	—	—	—	26	8,863	(6,824)	74	39,067	41,206

Balance as at December 31, 2017	628,141	53,640	51,127	99,904	7,141	539,448	4,180	(169)	39,061	1,422,473

Maturity profile

The maturity profile of the gross amounts of Senior Notes and Mortgages are set out below:

	2019	2018	2017
		(€’000)
Within one year	—	—	104,400
Between 1 and 5 years	42,266	27,333	648,000
Over 5 years	1,222,456	1,224,648	26,916
	1,264,722	1,251,981	779,316

The Group has the following undrawn bank borrowing facilities:

	2019	2018	2017
		(€’000)
Expiring within one year	—	—	100,000
Expiring between 1 and 5 years	300,000	200,000	—
	300,000	200,000	100,000

Covenants

The Revolving Facility Agreement contains various covenants that restrict, among other things and subject to certain exceptions, the ability of the Company and its subsidiaries to:

•	create certain liens;
•	incur debt and/or guarantees;
•	sell certain kinds of assets;
•	designate unrestricted subsidiaries; and
•	effect mergers, consolidate or sell assets.

58

Our Revolving Facility Agreement also requires us to maintain a specified financial ratio. The restrictive covenants are subject to customary exceptions including, in relation to the incurrence of certain debt, a consolidated fixed charge coverage ratio (calculated as a ratio of Adjusted EBITDA excluding the impact of IFRS 16 to consolidated interest expense) of at least 2.00 to 1.00 on a pro forma basis for the four full fiscal quarters (taken as one period) for which financial statements are available immediately preceding the incurrence.

The Revolving Facility Agreement also includes a net leverage ratio financial covenant (tested on a quarterly basis provided that the Test Condition applies), which requires total net debt (calculated as a ratio to pro forma Adjusted EBITDA) not to exceed a leverage ratio of 5.00 to 1.00. In addition, the Revolving Facility Agreement permits us to elect, on a one-time basis and subject to certain conditions, to adjust the financial covenant to 5.50 to 1.00 for up to two consecutive quarter periods (including the quarter such election is made). In addition, the Company must ensure, under the Revolving Facility Agreement, that the guarantors represent a certain percentage of Adjusted EBITDA of the Group as a whole and a certain percentage of the consolidated net assets of the Group. Our ability to meet these covenants may be affected by events beyond our control and, as a result, we cannot assure you that we will be able to meet the covenants. In the event of a continuing default under our Revolving Facility Agreement, the lenders could terminate their commitments and declare all amounts owed to them to be due and payable. Borrowings under other debt instruments that contain cross acceleration or cross default provisions, including the Senior Notes, may as a result also be accelerated and become due and payable. The breach of any of these covenants by the Company or the failure by the Company to maintain its leverage ratio could result in a default under the Revolving Facility Agreement.

The Indenture contains covenants for the benefit of the holders of the Notes that restrict, among other things and subject to certain exceptions, the ability of the Company and its subsidiaries to:

•	incur debt;
•	create or incur certain liens;
•	sell certain kinds of assets;
•	designate unrestricted subsidiaries;
•	effect mergers, consolidations or sale of assets; and
•	guarantees certain debt.

The restrictive covenants are subject to customary exceptions including, in relation to the incurrence of certain additional debt, a consolidated fixed charge coverage ratio (calculated as a ratio of Adjusted EBITDA excluding the impact of IFRS 16 to consolidated interest expense) of at least 2.00 to 1.00 on a pro forma basis for the four full fiscal quarters (taken as one period) for which financial statements are available immediately preceding the incurrence of such debt. The breach of any of these covenants by the Company could result in a default under the Indenture. The Company remained in full compliance with all its covenants. As of December 31, 2019, the Company’s consolidated fixed charge ratio was 4.57 to 1.00 (2018: 4.11 to 1.00; 2017: 4.92 to 1.00).

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Financial lease liabilities

Finance lease liabilities were included in borrowings until December 31, 2018 but were reclassified to lease liabilities on January 1, 2019 in the process of adopting the new leasing standard. See note 3 for further information about the change in accounting policy for leases.

Financial lease liabilities relate to the acquisition of property, plant and equipment with the following payment schedule:

	2019	2018	2017
		(€’000)
Gross lease liabilities:
Within one year	—	21,686	4,389
Between 1 and 5 years	—	26,719	29,625
More than 5 years	—	17,680	36,478
	—	66,085	70,492

Interest
Within one year	—	3,034	3,693
Between 1 and 5 years	—	8,595	10,218
More than 5 years	—	4,082	5,454
	—	15,711	19,365

Present value of minimum lease payments
Within one year	—	18,652	696
Between 1 and 5 years	—	18,124	19,407
More than 5 years	—	13,598	31,024
Present value of minimum lease payments	—	50,374	51,127

21.       Financial instruments

Credit risk

Exposure to credit risk

The carrying amount of financial assets represents the maximum credit exposure. The total balance exposed to credit risk at the reporting date was:

	2019	2018	2017
		(€’000)
Trade receivables	141,101	99,904	113,518
Accrued revenue	42,873	41,754	36,575
Collateralised cash	4,575	16,389	4,053
Rental and other supplier deposits	3,489	4,069	3,736
Loans provided to related parties	3,377	—	—
Other investments	22,467	7,906	3,693
Cash and cash equivalents	47,895	186,090	38,484
	265,777	356,112	200,059

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The Group assessed its risks relating to cash and cash equivalents. Based on the outcome of this assessment, the group elected its main relationship bank to hold the majority of its cash and cash equivalents. Term risk is limited to deposits of no more than two weeks. The Group monitors its cash position, including counterparty and term risk, daily.

The Group seeks to minimize the credit risk related to customers by analyzing new customers individually for creditworthiness before it begins to trade. If customers are independently rated, these ratings are used. If there is no independent rating, the credit quality of the customer is analyzed taking its financial position, past experience and other factors into account.

The Group’s largest financial asset balance exposed to credit risk is with a financial institution, one of the Company’s relationships banks, which accounts for approximately 13% of the €265.8 million total balance exposed to credit risk as of December 31, 2019.

The Group’s largest customer balance exposed to credit risk is with a customer, serviced from multiple locations under multiple service contracts, which accounts for approximately 16% of the total balance exposed to credit risk as of December 31, 2019.

The maximum credit exposure on the trade receivables is reduced by the deferred revenue balance of €100.9 million, as presented in Note 19 (2018: €71.5 million and 2017: €80.8 million). The exposure to credit risk for trade receivables at the reporting date by geographic region was:

	2019	2018	2017
		(€’000)
UK, France, Germany and The Netherlands	108,358	76,213	88,634
Rest of Europe	31,786	22,840	23,995
Corporate	957	851	889
	141,101	99,904	113,518

The Company uses an allowance matrix to measure the Expected Credit Losses of trade receivables from individual customers, which comprise a very large number of small balances. The aging and the allowance per aging category of trade receivables as of the reporting date was:

	2019		2018		2017
	Gross	Allowance	Gross	Allowance	Gross	Allowance
			(€’000)
Not past due	108,423	28	71,139	—	88,530	—
Past due 0–30 days	9,217	9	12,312	—	9,448	—
Past due 31–120 days	17,654	65	10,830	36	13,111	39
Past due 120 days–1 year	4,444	395	4,739	317	2,295	223
More than 1 year	2,016	156	1,628	391	725	329
	141,754	653	100,648	744	114,109	591

The movement in the loss allowance for expected credit losses in respect of trade receivables during the year was as follows:

	2019	2018	2017
		(€’000)
Balance as at 1 January	744	591	358
Impairment loss recognized	186	174	316
Write-offs	(277)	(21)	(83)
Balance as at December 31,	653	744	591

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Liquidity risk

The following are the contractual maturities of financial liabilities, including interest payments and excluding the impact of netting agreements.

December 31, 2019

	Carrying amount	Contractual cash flows	Less than 1 year	Between 1 – 5 years	More than 5 years
			(€’000)
Financial liabilities
Senior Notes	1,189,831	1,485,000	57,000	228,000	1,200,000
Lease liabilities	469,068	598,979	45,423	201,272	352,284
Mortgages	64,074	71,477	6,607	52,797	12,073
Trade and other payables(1)	180,051	180,051	179,785	32	234
	1,903,024	2,335,507	288,815	482,101	1,564,591

December 31, 2018

	Carrying amount	Contractual cash flows	Less than 1 year	Between 1 – 5 years	More than 5 years
			(€’000)
Financial liabilities
Senior Notes	1,188,387	1,542,000	57,000	228,000	1,257,000
Finance lease liabilities	50,374	66,094	21,695	26,720	17,679
Mortgages	51,382	56,739	5,372	36,872	14,495
Trade and other payables(1)	226,116	226,116	225,879	31	206
	1,516,259	1,890,949	309,946	291,623	1,289,380

December 31, 2017

	Carrying amount	Contractual cash flows	Less than 1 year	Between 1 – 5 years	More than 5 years
			(€’000)
Financial liabilities
Senior Secured Notes	628,141	737,500	37,500	700,000	—
Finance lease liabilities	51,127	70,492	4,389	29,625	36,478
Mortgages	53,640	59,684	9,380	33,149	17,155
2017 Senior Secured Revolving Facility	100,000	100,000	100,000	—	—
Trade and other payables(1)	145,412	145,412	145,225	26	161
	978,320	1,113,088	296,494	762,800	53,794

(1)The carrying amount excludes accrued interest on Senior Notes, Senior Secured Notes and mortgages, deferred revenues and rental holidays.

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Market risk

Exposure to currency risk

The following significant exchange rates applied during the year:

	Average rate			Report date mid-spot rate
	2019	2018	2017	2019	2018	2017
Euro
GBP 1	1.140	1.131	1.141	1.174	1.115	1.126
CHF 1	0.899	0.864	0.897	0.921	0.888	0.855
DKK 1	0.134	0.134	0.134	0.134	0.134	0.134
SEK 1	0.094	0.098	0.104	0.096	0.098	0.102

Sensitivity analysis

A 10% strengthening of the euro against the following currencies at December 31, would have increased (decreased) equity and profit or loss by approximately the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remained constant and was performed on the same basis for 2018 and 2017.

	Equity	Profit or loss
	(€’000)
December 31, 2019
GBP	(8,307)	(1,478)
CHF	(5,315)	(22)
DKK	(2,852)	(146)
SEK	(1,413)	(119)
December 31, 2018
GBP	(6,295)	(1,656)
CHF	(5,131)	(252)
DKK	(2,679)	(164)
SEK	(1,319)	(24)
December 31, 2017
GBP	(4,573)	(1,712)
CHF	(4,755)	(148)
DKK	(2,512)	(246)
SEK	(1,348)	(196)

A 10% weakening of the euro against the above currencies at December 31, would have had the equal, but opposite, effect to the amounts shown above, on the basis that all other variables remained constant.

63

Interest rate risk

Profile

At the reporting date, the interest rate profile of the Group’s interest-bearing financial instruments was:

	Carrying amount
	2019	2018	2017
		(€’000)
Fixed-rate instruments
Senior Secured Notes	—	—	628,141
Senior Notes	1,189,831	1,188,387	—
Finance lease liabilities*	—	50,374	51,127
Lease liabilities*	469,068	—	—
Mortgages	62,750	4,451	4,927
	1,721,649	1,243,212	684,195
Variable-rate instruments
Mortgages	1,324	46,931	48,713
2017 Senior Secured Revolving Facility	—	—	99,904
	1,324	46,931	148,617

	1,722,973	1,290,143	832,812

* See Note 3 for details about the impact from changes in accounting policies

The mortgages on the PAR3 land, owned by Interxion Real Estate II Sarl, and the PAR5 land, owned by Interxion Real Estate III Sarl have variable interest rates based on EURIBOR plus an individual margin ranging from 240 to 280 basis points. The interest rates have been fixed for 75% of the principal outstanding amount for a period of ten years, which has been reflected in the table above.

The interest rates on the mortgages secured by our AMS3, AMS6, BRU1 and certain FRA properties have been swapped to fixed rates for periods between three and ten years. The interest rate on the mortgage secured by our VIE1/2 property, owned by InterXion Real Estate VII GmbH, has been fixed for a period of eleven years and nine months.

Cash flow sensitivity analysis for fixed-rate instruments

Except for the convertible loans  and bridge loans granted to Icolo, the Group does not account for any fixed-rate financial assets and liabilities at fair value through profit and loss and does designate derivatives (interest rate swaps) as hedging instruments under a fair value hedge accounting model. A change in interest rates at the end of the reporting period would, therefore, not affect profit or loss.

64

Cash flow sensitivity analysis for variable rate instruments

A change of 100 basis points in interest rates payable during the reporting period would have increased (decreased) equity and profit or loss by the amounts shown below. This analysis assumes that all other variables, in particular foreign currency rates, remained constant.

	Profit or loss		Equity
	100 bp increase	100 bp decrease	100 bp increase	100 bp decrease
	(€’000)
December 31, 2019
Variable rate instruments	(60)	60	(585)	585
December 31, 2018
Variable rate instruments	(1,692)	1,692	(69)	69
December 31, 2017
Variable rate instruments	(1,021)	1,021	(76)	76

Fair values and hierarchy

Fair values versus carrying amounts

As at December 31, 2019, the market price of the Senior Notes was 107.950 (2018: 102.641). Using this market price, the fair value of the Senior Notes would have been approximately €1,295.4 million (2018: €1,231.7 million), compared with their nominal value of €1,200.0 million (2018: €1,200.0 million).

The Group has cash flow hedges in place to hedge interest rate risks on six mortgages. These instruments are carried at fair value through profit and loss.

As at December 31, 2019, the fair value of all mortgages was equal to their carrying amount of €64.1 million.

Fair value hierarchy

The Company regularly reviews significant unobservable inputs and valuation adjustments. If third-party information, such as broker quotes or pricing services, is used to measure fair values, then the Company assesses the evidence obtained from the third parties to support the conclusion that such valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which such valuations should be classified. Significant valuation issues are reported to the Company’s Audit Committee.

When measuring the fair value of an asset or a liability, the Company uses observable market data as far as possible. Fair values are categorized into different levels in a fair-value hierarchy based on the inputs used in the valuation techniques as follows:

Level 1:               quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2:               inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices);

Level 3:               inputs for the asset or liability that are not based on observable market data (unobservable inputs).

If the inputs used to measure the fair-value of an asset or a liability fall into different levels of the fair-value hierarchy, then the fair-value measurement is categorized in its entirety at the same level of the fair-value hierarchy as the lowest level input that is significant to the entire measurement. The Company recognizes transfers between levels of the fair-value hierarchy at the end of the reporting period during which the change has occurred.

65

The values of the instruments are:

	Carrying Value	Fair Value
		Level 1	Level 2	Level 3
December 31, 2019
Senior Notes	(1,189,831)	(1,295,400)	—	—
Leases	(469,068)	—	(469,068)	—
Mortgages	(64,074)	—	(64,074)	—
Other investments	25,197	—	—	25,197
Interest rate swap	(384)	—	(384)	—

December 31, 2018
Senior Notes	(1,188,387)	(1,231,692)	—	—
Finance leases	(50,374)	—	(54,092)	—
Mortgages	(51,382)	—	(51,382)	—
Other investments	7,906	—	—	7,906
Interest rate swap	(226)	—	(226)	—

December 31, 2017
Senior Secured Notes 6.00% due 2020	(628,141)	(647,000)	—	—
2017 Senior Secured Revolving Facility	(99,904)	—	(99,904)	—
Finance leases	(51,127)	—	(54,282)	—
Mortgages	(53,640)	—	(53,640)	—
Other investments	3,693	—	3,693	—
Interest rate swap	(255)	—	(255)	—
Conversion option	0	—	—	0

The Level 3 financial assets represent convertible loans with a principal amount of USD 7.5 million, bridge loans totaling to USD 5.0 million (excluding accrued interest) provided by InterXion Participation 1 B.V., and convertible loans of USD 0.8 million, which were acquired as part of the transaction under which Interxion Participation 1 B.V. acquired 40% of the share capital of Icolo (refer to note 14). Interxion has the option to convert the loans into equity on the maturity date or upon occurrence of an enforcement event. Upon implementation of IFRS 9 – Financial Instruments, the convertible loans are considered instruments to be carried at FVTPL. Changes in the fair value of these loans are recognized in Net finance expense. Accordingly, since 1 January 2018, they have been presented in Level 3. There have been no further transfers between levels of hierarchy.

On April 1, 2020, the convertible and bridge loans were converted. Refer to Note 28 – Events subsequent to the balance sheet date.

Fair values were obtained from quoted market prices in active markets or, where no active market exists, by using transaction data and valuation techniques. Valuation techniques include discounted cash flow models using inputs as market interest rates and cash flows.

66

Capital management

The Board’s policy is to maintain a strong capital base to maintain investor, creditor and market confidence and to sustain future development of the business. The Board of Directors monitors the return on capital based on a ratio calculated as Total liabilities minus Cash and cash equivalents, divided by Shareholders’ equity:

	2019	2018	2017
		(€’000)
Net debt
Total liabilities	2,029,933	1,629,134	1,112,410
Less: cash and cash equivalents	(47,895)	(186,090)	(38,484)
	1,982,038	1,443,044	1,073,926
Equity
Shareholders’ equity	986,891	633,420	589,661
Net debt to equity ratio	2.01	2.28	1.82

22.       Share-based payments

Summary of outstanding options at December 31, 2019

The terms and conditions of the grants (excluding restricted shares and performance share grants), under the 2011 and 2013 Option Plans with an USD exercise price, were as follows:

Grant date	Employees entitled	Exercise price in $	Outstanding	Exercisable
		(In thousands)
2011	Senior employees	13.00	—	—
2012	Senior employees	20.50	—	—
2013	Senior employees	10.00	2	2
2014	Senior employees	17.50	51	51
2015	Senior employees	24.60-27.26	34	34
2016	Senior employees	27.14-34.00	19	15
2017	Senior employees	35.60-45.84	15	5
2018	Senior employees	55.90	33	10
2019	Senior employees	60.57	6	—
	Total share options		160	117

Share options granted from 2011 onwards, under the 2011 and 2013 Option Plans, generally vest over four years and can be exercised up to eight years after the grant date. Vesting typically is over a 4-year period with 25% vesting after one year after the grant date and 6.25% per quarter thereafter. Options are settled with common shares of Interxion stock. If the employee is terminated prior to the contractual term of the award, all unvested options are forfeited.

67

The number and weighted average exercise prices of outstanding share options under the 2011 and 2013 Option Plans, excluding the restricted shares and performance share grants, with U.S. dollar exercise prices are as follows:

	Weighted average exercise price in $			Number of options in thousands
	2019	2018	2017	2019	2018	2017
Outstanding at 1 January	27.80	22.30	16.70	263	330	865
Granted	60.57	55.90	37.91	8	37	30
Exercised	26.36	20.27	14.13	(79)	(100)	(550)
Expired	14.07	—	—	(24)	—	—
Forfeited	29.08	26.00	30.67	(8)	(4)	(15)
Outstanding – December 31,	32.08	27.80	22.30	160	263	330
Exercisable – December 31,	25.36	20.65	18.34	117	183	228

The options outstanding at December 31, 2019 have a weighted average remaining contractual life of 4.0 years (2018: 4.3 years and 2017: 4.4 years). Subsequent to the business combination with Digital Realty the vesting of options was accelerated and the value earned by eligible employees was settled by issuing unrestricted Digital Realty shares. Refer to Note 28 – Events subsequent to the balance sheet date.

2016 Performance share awards

With regard to the performance period of 2016, the Board of Directors approved the conditional award of performance shares in February 2016 for certain members of key management and the Executive Director under the terms and conditions of the Company’s 2013 Amended International Equity Based Incentive Plan on the basis of the predetermined on-target equity value for 2016 and the Company’s average closing share price during the month of January 2016.

With regard to the Executive Director, with retroactive effect, all 61,469 performance shares from the 2016 conditional performance share award were deemed to have been awarded under the terms and conditions of the 2017 Plan. In accordance with the rules of the 2017 Plan, these shares were subject to the Company’s three-year TSR performance relative to the three-year TSR performance of the constituents of the S&P SmallCap 600 over the period January 1, 2016 through December 31, 2018. The Company’s actual three-year TSR performance relative to the three-year TSR performance of the constituents of the S&P SmallCap 600 over the period January 1, 2016 through December 31, 2018 was reviewed in January 2019. Based on the Company’s actual three-year TSR performance (96%) relative to the three-year TSR performance of the constituents of S&P SmallCap 600 over the period January 1, 2016 through December 31, 2018, the Company ranked at the 82nd percentile of the S&P SmallCap 600 constituents’ performance. Based on this ranking and in accordance with the plan performance and the payout table, a final performance share award of 107,571 shares was earned and approved by the Board in April 2019. The final performance share award was approved at the Annual General Meeting on June 28, 2019 and vested in two instalments. The first instalment of 53,786 shares vested on August 12, 2019, the second instalment of 53,785 shares vested on January 1, 2020.

With regard to key members of management, an initial award of 76,456 performance shares was approved by the Compensation Committee in February 2017, based on the level of actual company and individual performance from January 1, 2016, to December 31, 2016. The first 50% of the initial award (38,228 performance shares) was awarded after the 2017 Annual General Meeting. Of the 38,228 performance shares, 19,114 performance shares vested on award but were locked up until December 31, 2017, 5,612 shares vested on May 4, 2018 and 13,502 shares vested on June 5, 2018.

Of the remaining 38,228 performance shares, 27,004 shares were subject to relative TSR performance adjustment, as 11,224 of the 38,228 shares were forfeited on January 31, 2018. The 27,004 shares were subject to the Company’s two-year TSR performance relative to the two-year performance of S&P SmallCap 600 Index over the period January 1, 2016 through December 31, 2017. The Company’s actual two-year TSR performance relative to the performance of the S&P SmallCap 600 Index over the period January 1, 2016 through December 31, 2017 was reviewed in January 2018. Based on the Company’s relative TSR performance over the two-year performance period, a final performance share award of 40,507 shares (150% of 27,004 shares) was earned and approved by the Compensation Committee in April 2018. Of the final performance share award, 50% (20,255 shares) vested on January 1, 2019 and 50% (20,252 shares) vested on January 1, 2020.

2017 Performance share awards

With regard to the performance period of 2017, the Board of Directors approved the conditional award of 108,213 performance shares in April 2017 for certain members of key management, under the terms and conditions of the Company’s 2013 Amended International

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Equity Based Incentive Plan, and for the Executive Director under the Company’s 2017 Executive Director Long-Term Incentive Plan, on the basis of the predetermined on-target equity value for 2017 and the Company’s average closing share price during the month of January 2017.

With regard to the Executive Director, in accordance with the rules of the 2017 Plan, 100% of the conditional performance share award of 46,808 performance shares is subject to the Company’s three-year TSR performance relative to the three-year TSR performance of the constituents of the S&P SmallCap 600 over the period January 1, 2017 through December 31, 2019. The Company’s actual three-year TSR performance relative to the three-year TSR performance of the constituents of the S&P SmallCap 600 over the period January 1, 2017 through December 31, 2019 was reviewed in January 2020. Based on the Company’s actual three-year TSR performance (120%) relative to the three-year TSR performance of the constituents of S&P SmallCap 600 over the period January 1, 2017 through December 31, 2019, the Company ranked at the 91st percentile of the S&P SmallCap 600 constituents’ performance. Based on this ranking and in accordance with the plan performance/ payout table, a final performance share award of 81,914 shares was earned and approved by the Board in March 2020. Upon completion of the business combination with Digital Realty in March 20201, these 81,914 shares have been converted into 57,888 Digital Realty restricted stock units (“RSUs”) shares of which 50% (28,944 RSUs) will vest on July 1, 2020 and 50% (28,944 RSUs) will vest on January 1, 2021.

With regard to the 61,405 performance shares conditionally awarded to key members of management, 46,577 shares were subject to initial adjustment, based on company and individual performance over the performance year 2017, as 14,828 of the 61,405 performance shares were forfeited on January 31, 2018.

Based on the actual level of Company and individual performance from January 1, 2017 through December 31, 2017 an initial award of 48,720 performance shares was earned and approved by the Compensation Committee in April 2018. The first 50% of the initial award (24,362 performance shares) was awarded after the 2018 Annual General Meeting. Of the 24,362 performance shares 12,181 shares vested on award but were locked up until December 31, 2018 and 12,181 performance shares vested on January 1, 2019.

The remaining 50% of the initial award (24,358 performance shares) was subject to the Company’s two-year TSR performance relative to the two-year performance of S&P SmallCap 600 Index over the period January 1, 2017 through December 31, 2018. The Company’s actual two-year TSR performance relative to the two-year performance of the S&P SmallCap 600 Index over the period January 1, 2017 through December 31, 2018 was reviewed in January 2019. A final award of 36,538 performance shares was approved by the Compensation Committee in March 2019. Of the final performance share award of 36,538 shares, 50% (18,270 shares) vested on January 1, 2020, and 50% (18,268) shares will vest on January 1, 2021.

Upon completion of the business combination with Digital Realty in March 20201, the 18,268 unvested performance shares were converted into 12,910 Digital Realty RSUs. Of these 12,910 RSUs, 2,290 vested upon completion, the remaining 10,620 RSUs will vest on January 1, 2021, in accordance with their original vesting schedule.

2018 Performance share awards

With regard to the performance period of 2018, on the basis of the predetermined on-target equity value for 2018 and the Company’s average closing share price during the month of January 2018, the Board of Directors approved the conditional awards of 39,311 performance shares in March 2018 for certain members of key management under the terms and conditions of the Company’s 2013 Amended International Equity Based Incentive Plan, and a conditional award of 45,116 performance shares in June 2018 for the Executive Director under the Company’s 2017 Executive Director Long-Term Incentive Plan.

With regard to the Executive Director, in accordance with the rules of the 2017 Plan, 100% of the conditional performance share award of 45,116 performance shares is subject to the Company’s three-year TSR performance relative to the three-year TSR performance of the constituents of the S&P SmallCap 600 over the period January 1, 2018 through December 31, 2020. Upon completion of the business combination with Digital Realty in March 20202, these performance shares have been converted into 47,826 Digital Realty RSUs, applying an assumed relative TSR performance multiplier of 150%. Of these 47,826 RSUs, 50% (23,913 RSUs) will vest on 1 July 2021 and 50% (23,913 RSUs) will vest on January 1, 2022, in accordance with the original vesting schedule.

The 39,311 performance shares conditionally awarded to key members of management were subject to initial adjustment based on company and individual performance over the performance year 2018.

1Refer to Note 28 – Events subsequent to the balance sheet date.

2Refer to Note 28 – Events subsequent to the balance sheet date.

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Based on the actual level of Company and individual performance from January 1, 2018 through December 31, 2018 an initial award of 42,955 performance shares has been earned and was approved by the Compensation Committee in March 2019. The first 50% of the initial award (21,480 performance shares) was awarded after the 2019 Annual General Meeting. Of the 21,480 performance shares 10,740 performance shares vested on award and were locked up until December 31, 2019 and 10,740 performance shares vested on January 1, 2020.

The remaining 50% of the initial award (21,475 performance shares) was subject to the Company’s two-year TSR performance relative to the two-year performance of S&P SmallCap 600 Index over the period January 1, 2018 through December 31, 2019. The Company’s actual two-year TSR performance relative to the two-year performance of the S&P SmallCap 600 Index over the period January 1, 2018 through December 31, 2019 was reviewed in January 2020. A final award of 32,214 performance shares was approved by the Compensation Committee in March 2020. Of the final performance share award of 32,214 shares, 50% (16,108 shares) will vest on January 1, 2021 and 50% (16,106 shares) will vest on January 1, 2022.

Upon completion of the business combination with Digital Realty in March 20201, the 32,214 unvested performance shares were converted into 22,766 Digital Realty RSUs. Of these 22,766 RSUs, 3,530 vested upon completion. Of the remaining 19,236 RSUs, 50% (9,618 RSUs) will ves on January 1, 2021, and 50% (9,618 RSUs) will vest on January 1, 2022, in accordance with the original vesting schedule. Refer to Note 28 – Events subsequent to the balance sheet date.

2019 Performance share awards

With regard to the performance period of 2019, on the basis of the predetermined on-target equity value for 2019 and the Company’s average closing share price during the month of January 2019, the Board of Directors approved the conditional award of 64,042 performance shares in June and July 2019 for certain members of key management under the terms and conditions of the Company’s 2013 Amended International Equity Based Incentive Plan, and a conditional award of 54,837 performance shares in June 2019 for the Executive Director under the Company’s 2017 Executive Director Long-Term Incentive Plan.

With regard to the Executive Director, in accordance with the rules of the 2017 Plan, 100% of the conditional performance share award of 54,837 performance shares is subject to the Company’s three-year TSR performance relative to the three-year TSR performance of the constituents of the S&P SmallCap 600 over the period January 1, 2019 through December 31, 2021. Upon completion of the business combination with Digital Realty in March 20202, these 54,837 performance shares have been converted into 58,130 Digital Realty RSUs, applying an assumed TSR performance multiplier of 150%. Of these 58,130 RSUs, 50% (29,065 RSUs) will vest on July 1, 2022, and 50% (29,065 RSUs) will vest on January 1, 2023, in accordance with the original vesting schedule.

The 64,042 performance shares conditionally awarded to key members of management were subject to initial adjustment based on company and individual performance over the performance year 2019.

Based on the actual level of Company and individual performance from January 1, 2019 through December 31, 2019 an initial award of 58,802 performance shares has been earned and was approved by the Compensation Committee in March 2020. The first 50% of the initial award or 29,401 performance shares will vest in two instalments: 14,701 shares will vest on July 1, 2020 but will be locked up until December 31, 2020 and 14,700 shares will vest on January 1, 2021. Upon completion of the business combination with Digital Realty, these 29,402 performance shares have been converted into 20,780 Digital Realty RSUs. Of these 20,780 RSUs 2,024 vested upon completion, 7,516 vested on May 1, 2020, and the remaining 11,240 RSUs will vest in two installments: 50% (5,620 RSUs) will vest on July 1, 2020, and 50% (5,620 RSUs) on January 1, 2021, in accordance with the original vesting schedule.

The second 50% (or 29,400) of the performance shares initially awarded to key members of management are subject to the Company’s two-year TSR performance relative to the two-year performance of S&P SmallCap 600 Index over the period January 1, 2019 through December 31, 2020. Upon completion of the business combination with Digital Realty in March 2020, these 29,400 performance shares have been converted into 31,168 Digital Realty RSUs, applying an assumed TSR performance multiplier of 150%.

Of these 31,168 RSUs, 3,034 vested upon completion, 11,273 vested on May 1, 2020, and the remaining 16,861 RSUs will vest in two installments: 50% (8,431 RSUs) on January 1, 2022, and 50% (8,430 RSUs) on January 1, 2023, in accordance with the original vesting schedule.

1Refer to Note 28 – Events subsequent to the balance sheet date.

2Refer to Note 28 – Events subsequent to the balance sheet date.

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Summary of outstanding performance shares at December 31, 2019

The number and weighted average fair value of performance shares that were finally awarded as of December 31, 2019, 2018 and 2017 is broken down as follows:

	2019		2018		2017
	Shares (x 1,000)	Weighted Average Grant date value (USD)	Shares (x 1,000)	Weighted Average Grant date value (USD)	Shares (x 1,000)	Weighted Average Grant date value (USD)
Outstanding at 1 January	157	45.58	204	33.45	253	30.68
Granted	187	81.22	115	59.64	62	43.83
Vested	(138)	63.54	(130)	40.79	(108)	33.18
Forfeited	—	—	(32)	38.26	(3)	23.95
Outstanding at December 31,	206	65.89	157	45.58	204	33.45

Subsequent to the business combination with Digital Realty the outstanding performance shares were converted into Digital Realty RSUs. Refer to Note 28 – Events subsequent to the balance sheet date.

Restricted share awards to key members of management

In 2015, 75,000 restricted shares were awarded to a key member of management (not the Executive Director) of which 25,000 shares vested in the first quarter of 2015. Half of the remaining 50,000 restricted shares vested on March 1, 2016 and the other 25,000 shares vested on March 1, 2017. On a change of control, these restricted shares would have vested immediately.

In 2016, 20,000 restricted shares were awarded to key members of management (not the Executive Director) of which 5,000 shares vested in January 2017, 5,000 shares vested in June 2018 and 5,000 shares vested in January 2019. The remaining 5,000 restricted shares will vest on January 1, 2020. On a change of control, these restricted shares will vest and become exercisable immediately.

In 2017, 10,000 restricted shares were awarded to a key member of management (not the Executive Director) of which 5,000 shares vested in January 2018 and 5,000 shares vested in January 2019. On a change of control, these restricted shares would have vested and would have become exercisable immediately.

In 2018, 30,000 restricted shares were awarded to a key member of management (not the Executive Director) of which 10,000 shares vested in February 2019, 10,000 shares vested in November 2019 and 10,000 have been converted into 7,067 Digital Realty RSUs upon completion of the business combination with Digital Realty in March 2020. These 7,067 Digital Realty RSUs vested on May 1, 2020.

In 2019, 50,000 restricted shares were awarded to key members of management (not the Executive Director. These 50,000 restricted shares converted into 35,337 Digital Realty RSUs upon completion of the business combination with Digital Realty. 3,534 of these RSUs will vest on October 1, 2020, in accordance with the original vesting schedule. The remaining 31,803 RSUs will vest as follows; 7,950 RSUs on May 29, 2020, 7,950 RSUs on May 29, 2021, 7,950 RSUs on May 29, 2022, and 7,953 on 29 May 2023.

Restricted share awards to Non-executive Directors

On June 24, 2016, the Annual General Meeting of Shareholders approved the award of restricted shares, equivalent to a value of €40,000 under the terms and conditions of the Amended 2013 Plan, to each of our Non-executive Directors (1,234 restricted shares each) for their services to be provided for the period between the 2016 Annual General Meeting and the 2017 Annual General Meeting. A total of 4,936 restricted shares were granted.

On June 30, 2017, the Annual General Meeting of Shareholders approved the award of restricted shares equivalent to a value of €40,000 under the terms and conditions of the Amended 2013 Plan to each of our Non-executive Directors (996 restricted shares each) for their services to be provided for the period between the 2017 Annual General Meeting and the 2018 Annual General Meeting. A total of 3,984 restricted shares were granted. These restricted shares vested on the date of the 2018 Annual General Meeting of Shareholders (June 29, 2018) and subsequently entered a two-year holding period. Upon completion of the business combination with Digital Realty, the restrictions to these shares were lifted.

On June 29, 2018, the Annual General Meeting of Shareholders approved the award of restricted shares equivalent to a value of €40,000 under the terms and conditions of the Amended 2013 Plan to each of our Non-executive Directors (746 restricted shares each) for their services to be provided for the period between the 2018 Annual General Meeting and the 2019 Annual General Meeting. A total of 3,730 restricted shares were granted. These restricted shares vested on the date of the 2019 Annual General Meeting of

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Shareholders (June 28, 2019) and subsequently entered a two-year holding period. Upon completion of the business combination with Digital Realty, the restrictions to these shares were lifted.

On June 28, 2019, the Annual General Meeting of Shareholders approved the award of restricted shares equivalent to a value of €40,000 under the terms and conditions of the Amended 2013 Plan to each of our Non-executive Directors (599 restricted shares each) for their services to be provided for the period between the 2019 Annual General Meeting and the 2020 Annual General Meeting. A total of 2,995 restricted shares were granted. Upon completion of the business combination with Digital Realty in March 2020, the vesting of these 2,995 restricted shares accelerated, they have been converted into 2,115 Digital Realty, and all restrictions thereto were lifted.

Summary of outstanding restricted shares at December 31, 2019

The number and weighted average fair value of restricted shares that were awarded to key members of management and to other employees as of December 31, 2019, 2018 and 2017 is broken down as follows:

	2019		2018		2017
	Shares (x 1,000)	Weighted Average Grant date value (USD)	Shares (x 1,000)	Weighted Average Grant date value (USD)	Shares (x 1,000)	Weighted Average Grant date value (USD)
Outstanding at 1 January	279	52.96	170	41.39	253	29.51
Granted	285	74.35	180	58.31	104	47.14
Vested	(110)	51.34	(63)	39.16	(147)	27.84
Forfeited	(32)	56.65	(8)	36.77	(40)	30.98
Outstanding at December 31,	422	67.52	279	52.96	170	41.39

Restricted share awards granted under the Amended 2013 Plan, generally vest over four years with 25% of the award vesting each year. Restricted share awards are settled with common Interxion stock. If the employee is terminated prior to the contractual term of the award, all unvested restricted shares are forfeited. Restricted shares awarded to our Non-executive Directors for their services, vest annually at the Annual General Meeting.

The restricted shares outstanding at December 31, 2019 have a weighted average remaining contractual life of 2.7 years (2018: 2.4 years; 2017: 2.5 years).

Subsequent to the business combination with Digital Realty the outstanding restricted shares awards were converted into Digital Realty RSUs. Refer to Note 28 – Events subsequent to the balance sheet date.

Employee share-based payment expenses

In 2019, the Company recorded employee expenses of €24.5 million related to share-based payments (2018: €12.7 million and 2017: €9.9 million). The 2019 share-based payments related expenses include an amount of €1.3 million related to taxes and social security charges (2018: €0.3 million and 2017: €1.0 million).

The weighted average fair value at grant date of options granted during the period was determined using the Black-Scholes valuation model. The following inputs were used:

	2019	2018	2017
Share price in € at grant date	56.41	52.58-53.28	37.48-48.38
Exercise price in €	53.58	45.42	31.68-39.08
Dividend yield	0%	0%	0%
Expected volatility	23%	22%	26%
Risk-free interest rate	2.4%	2.5%	1.8%-2.1%
Expected life weighted average	3.0 years	3.0 years	5.1 years

The significant inputs into the model were:

•	expected volatility, based on a combination of the share performance of the Company over a 5-year period;

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•	the risk-free interest rate, based on the yield on U.S. Treasury Strips with a maturity similar to the expected life of the options;
•	dividend yield, considered to be nil;
•	expected life, considered to be equal to the average of the share option exercise and vesting periods.

The weighted average fair value at grant date of the performance shares granted during the period was determined using the Monte Carlo valuation model. In addition to the above-mentioned inputs a one year holding discount of 5.5% was used as input for the performance shares.

Change of control clauses

Some awards to key management contain change of control clauses. Upon a change of control and (i) in the event the performance share plan or the individual award agreement is terminated, or (ii) the management agreement or employment agreement between the participant and the company is terminated by the company other than for cause, or (iii) the participant is offered a position which is a material demotion to the current position, all performance shares will vest immediately and any lock up provisions will expire.

YourShare Plan

On September 21, 2019, pursuant to the recommendation of the Compensation Committee, the Board adopted the YourShare Plan (the “YourShare Plan”). The Company implemented the YourShare Plan to offer its employees the opportunity to share in its success and to attract and retain the talent the Company needs for its sustained performance. Under the YourShare plan 11,964 shares were issued in 2019.

23.       Financial commitments

Non-cancellable operating lease commitments

From 1 January 2019, the Group has recognized right-of-use assets for operating lease commitments, except for low value and short-term leases.

At December 31, 2018 and 2017, the Group has future minimum commitments for non-cancellable operating leases with terms in excess of one year as follows:

	2019	2018	2017
		(€’000)
Within 1 year	—	35,739	35,107
Between 1 and 5 years	—	147,251	136,143
After 5 years	—	254,826	189,298
	—	437,816	360,548

The total gross operating lease expense for the year 2018 and 2017 was €31.7 million and €29.6 million respectively.

Future committed revenues receivable

The Group enters into initial contracts with its customers for periods of at least one year and generally between three and five years, resulting in future committed revenues from customers. At December 31 the Group had contracts with customers for future committed revenue receivable as follows:

	2019	2018	2017
		(€’000)
Within 1 year	413,100	380,300	327,500
Between 1 and 5 years	579,800	543,800	449,500
After 5 years	376,000	376,500	35,600
	1,368,900	1,300,600	812,600

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Commitments to purchase energy

Where possible, for its own use, the Group seeks to purchase power on fixed-price term agreements with local power supply companies in the cities in which it operates. In some cases, the Group also commits to purchase certain minimum volumes of energy at fixed prices. At December 31, the Group had entered into non-cancellable energy purchase commitments as follows:

	2019	2018	2017
		(€’000)
Within 1 year	34,451	24,032	16,480
Between 1 and 5 years	21,741	—	12,378
	56,192	24,032	28,858

Other commitments

The Group has entered into several other commitments, which in general relate to operating expenses. As of December 31, 2019, the outstanding commitments amount to €31.3 million (2018: €36.3 million, 2017: €43.7 million).

24.       Capital commitments

At December 31, 2019, the Group had outstanding capital commitments totaling €221.6 million (2018: €357.5 million and 2017: €285.9 million). These commitments are expected to be settled in the following financial year. The decrease results from the timing of expansion projects.

25.       Contingencies

Guarantees

Certain of our subsidiaries have granted guarantees to our lending banks in relation to our borrowings. The Company has granted rent guarantees to landlords of certain of the Group’s property leases. Financial guarantees granted by the Group’s banks in respect of leases amount to €5.1 million (2018: €3.8 million; 2017: €5.1 million), and no guarantees were issued in respect of real estate purchases (2018: €12.6 million and 2017: €nil). No other guarantees were granted (2018 and 2017: €nil).

Site restoration costs

As at December 31, 2019, the estimated discounted cost and recognized provision relating to the restoration of data center leasehold premises was €nil (2018: €0.3 million and 2017: €0.3 million).

In accordance with the Group’s accounting policy site restoration costs have been provided in the financial statements only in respect of premises where the liability is considered probable and the related costs can be estimated reliably. As of December 31, 2019, the Group estimated the possible liability to range from nil to €37.7 million (2018: nil to €31.9 million and 2017: nil to €29.2 million).

Fees relating to the business combination with Digital Realty

The Group entered into certain agreements with financial advisors under which, upon successful closing of the proposed business combination with Digital Realty, €59.6 million of success fees will become payable.

26.       Acquisitions

Acquisition Interxion Science Park

On February 24, 2017, the Group completed the acquisition of 100% of the share capital of Vancis B.V. (“Vancis”), a company that historically provided colocation services from a data center at Science Park,

Amsterdam, The Netherlands, and a satellite facility in Almere, The Netherlands. After the acquisition, Vancis B.V. was renamed InterXion Science Park B.V. (“Interxion Science Park”). Total consideration was €77.5 million of cash, which was paid immediately upon completion. The transaction was accounted for as a business combination, which requires that assets acquired and liabilities assumed be recognized at their respective fair values at the acquisition date.

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The table below summarizes the purchase price allocation for the acquisition of Interxion Science Park:

(€’000)
Property, plant and equipment	16,821
Trade receivables(1)	1,165
Other current assets	959
Trade payables and other liabilities	(1,249)
Provisions	(280)
Goodwill	38,900
Customer portfolio	28,005
Deferred taxes	(6,804)
Total purchase price	77,517

(1)Trade and other receivables represent contractual gross amounts less €30 thousand, which was determined to be uncollectible at the date of acquisition.

Goodwill is the excess consideration remaining after allocating the fair value of the other acquired assets and liabilities and represents expected future economic benefits, to be achieved by operating a data center in close proximity to the virtual connectivity hub at Science Park and is not expected to be deductible for tax purposes.

In connection with this acquisition, the Company recorded M&A transaction costs of approximately €1.2 million, which have been included in General and administrative costs as incurred (€0.5 million in 2017 and €0.7 million in 2016).

In 2017, Interxion Science Park contributed €6.5 million to total revenues and €0.1 million loss to the Group’s net income. If the acquisition had occurred on January 1, 2017, management estimates that consolidated revenue in 2017 would have been €490.6 million, and net income in 2017 would have been €42.3 million. Interxion Science Park is included in the Big4 segment.

27.       Related-party transactions

There are no material transactions with related parties, other than those related to our investment disclosed in note 14 and the information disclosed below.

Key management compensation

The total compensation of key management was as follows:

	2019	2018	2017
		(€’000)
Short-term employee benefits (salaries and bonuses)	4,181	3,525	3.454
Post-employment benefits	97	65	62
Share-based payments	14,098	6,866	6,386
Total	18,376	10,456	9,902

Key management’s share-based payment compensation is disclosed in Note 21.

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Remuneration of the Executive Director and Non-executive Directors of the Board

The aggregate reported compensation expense of our Executive Director and the Non-Executive Directors of the Board for the years ended December 31, 2019, 2018 and 2017, is set forth below. The “Share-based payment charges” and the “Total” numbers included in the following tables are calculated in accordance with IFRS and reflect the current year charges for shares that started their vesting period in prior years and those that started to vest in 2019:

	2019
	Salaries		Bonus		Share- based payment Charges	Total
			(€’000)
D.C. Ruberg	590	(1)	424	(2)	9,843	10,857
F. Esser	65		—		40	105
M. Heraghty	70		—		40	110
D. Lister	45		—		40	85
J.F.H.P. Mandeville	95		—		40	135
R. Ruijter	75		—		40	115
Total	940		424		10,043	11,407

	2018					2017
	Salaries		Bonus	Share- based payment charges	Total	Salaries		Bonus	Share- based payment charges	Total
			(€’000)					(€’000)
D.C. Ruberg	590	(1)	735	4,301	5,626	590	(1)	668	4,198	5,456
F. Esser	65		—	40	105	65		—	40	105
M. Heraghty	70		—	40	110	70		—	40	110
D. Lister	23		—	20	43(3)
J.F.H.P. Mandeville	90		—	40	130	90		—	40	130
R. Ruijter	90		—	40	130	75		—	40	115
Total	913		735	4,481	6,129	890		668	4,358	5,916

(1)Includes allowances of €40,000.

(2)Based on performance achievements during 2019, this amount is calculated as 77.1% of base salary.

(3)David Lister was appointed to our Board of Directors in June 2018. His compensation in 2018 is calculated on a pro rata basis

In 2019, 2,995 restricted shares were granted to the Non-executive Directors (599 restricted shares each). Costs related to these grants are reflected as part of share-based payment charges.

28.       Events subsequent to the balance sheet date

Business combination with Digital Realty

In October 2019, the Company entered into a purchase agreement, which was amended on January 23, 2020, with Digital Realty and Digital Intrepid Holding B.V. (formerly known as DN 39J 7A B.V.), a private limited liability company organized under the laws of the Netherlands and an indirect subsidiary of Digital Realty (“Buyer”), pursuant to which Buyer commenced an exchange offer (the “Exchange Offer”) to purchase all of the outstanding ordinary shares of the Company (“INXN Shares”).

On March 12, 2020, following the acceptance of INXN Shares tendered in the Exchange Offer, Digital Realty and the Company effectuated the Legal Merger (as defined in the Purchase Agreement) to initiate the Post-Offer Reorganization pursuant to the terms of the Purchase Agreement. As a result of the completion of the Post-Offer Reorganization, all assets, liabilities, rights and obligations of

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the Company transferred to InterXion II B.V., an entity owned by Digital Realty, after which the Company ceased to exist. As a result, Digital Realty has become the owner of all of the Group’s business operations, and completed the transactions contemplated by the Purchase Agreement.

On March 13, 2020, immediately following the acquisition the Group’s Senior Notes 4.75% due 2025, its mortgages and amounts outstanding under its Revolving Credit Facility (“RCF”) were repaid. In addition, the interest rate swaps entered into as part of the mortgage financing were settled.

As a result of the transaction with Digital Realty, all outstanding and unvested stock options were accelerated and settled in unrestricted Digital Realty shares. Unvested restricted shares, except for the non-executive directors shares which were accelerated, were converted into restricted Digital Realty shares and will continue to vest under the original terms and conditions. Unvested performance shares granted prior to October 29, 2019, have been converted into restricted Digital Realty shares, assuming a TSR adjustment of 150%.

Certain transaction related commitments which were contingent to the successful close of the tender offer at balance sheet date have become payable. As a result, the Group has accrued for €59.6 million in consultancy fees payable to advisors after the successful close of the transaction, which were disclosed as a contingency as at December 31, 2019.

Impact of COVID-19

The COVID-19 outbreak has developed rapidly in 2020. Measures taken by various governments to contain the virus have affected economic activity. We have taken a number of measures to monitor and prevent the effects of the COVID-19 virus such as safety and health measures for our people (like social distancing and working from home) and securing a safe environment for our customers and continuation of the services we provide.

At this stage, the impact on our business and results is limited. We will continue to follow the various national institutes policies and advice and in parallel will do our utmost to continue our operations in the best and safest way possible without jeopardizing the health of our people.

Conversion of convertible loans - Icolo

On December 19, 2019, the Group entered into several agreements with PRIF Africa Holdings Limited, with the purpose of converting certain convertible loans issued to Icolo into equity and obtaining a controlling interest in Icolo, Mauritius, conditional to receipt of regulatory approval from the local authorities. On April 1, 2020, the Group obtained a controlling interest of 70.26% of the shares of Icolo, Mauritius.

Increased capacity under Revolving Facility

During the first quarter of 2020, the Group increased capacity under the Revolving Facility by €100.0 million for a total commitment of €400.0 million. Upon completion of the business combination with Digital Realty, the amounts outstanding under the Revolving Facility have been repaid and the Revolving Facility has been terminated.

Land purchase in Germany

In February 2020, the Company entered into an agreement to purchase 107,000 square meters of land in Frankfurt, Germany, at a price of €177.0 million. The transfer of ownership is expected to be completed in early 2021.

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